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                                                                      EXHIBIT 1


                             CANNONDALE CORPORATION



                                   $25,000,000



                         Senior Notes Due July 25, 2007







                             NOTE PURCHASE AGREEMENT





                               Dated July 26, 2002

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

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                             CANNONDALE CORPORATION



                                   $25,000,000



                         Senior Notes Due July 25, 2007







                             NOTE PURCHASE AGREEMENT





                               Dated July 26, 2002

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

                                TABLE OF CONTENTS

Section                                                                                               Page
-------                                                                                               ----


1.       AUTHORIZATION OF NOTES AND WARRANTS.............................................................1

2.       SALE AND PURCHASE OF SECURITIES.................................................................2

3.       CLOSING.........................................................................................2

4.       CONDITIONS TO CLOSING...........................................................................2
     4.1      Representations and Warranties.............................................................2
     4.2      Performance; No Default....................................................................2
     4.3      Compliance Certificates....................................................................3
     4.4      Lien Searches..............................................................................3
     4.5      Opinions of Counsel........................................................................3
     4.6      Purchase Permitted By Applicable Law, etc..................................................4
     4.7      Payment of Fees............................................................................4
     4.8      Existing Financing Agreements..............................................................4
     4.9      Intercreditor Agreements...................................................................4
     4.10     Security Agreement.........................................................................5
     4.11     Pledge Agreement...........................................................................5
     4.12     Mortgages, Environmental Indemnity and Title Insurance Policies; Surveys...................5
     4.13     Delivery of Collateral; Execution of Financing Statements..................................6
     4.14     Consents and Approvals.....................................................................7
     4.15     Material Adverse Change....................................................................7
     4.16     Rights Agreement...........................................................................7
     4.17     Registration Rights Agreement..............................................................7
     4.18     No Anti-dilution...........................................................................7
     4.19     Insurance..................................................................................7
     4.20     Schedule of Indebtedness...................................................................8
     4.21     Proceedings and Documents..................................................................8
     4.22     Subordination Agreements...................................................................8

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................8
     5.1      Organization; Power and Authority..........................................................8
     5.2      Authorization, etc.........................................................................8
     5.3      Capitalization.............................................................................9
     5.4      Organization and Ownership of Shares of Subsidiaries; Affiliates...........................9
     5.5      Fictitious Names..........................................................................10
     5.6      Financial Condition; No Material Adverse Change...........................................10
     5.7      Governmental Approvals; No Conflicts......................................................10
     5.8      Litigation and Environmental Matters......................................................11
     5.9      Compliance with Laws and Agreements.......................................................11
     5.10     Taxes.....................................................................................11
     5.11     Properties................................................................................11
     5.12     Permits, Etc..............................................................................12
     5.13     ERISA.....................................................................................12

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     5.14     Private Offering by the Company...........................................................12
     5.15     Use of Proceeds; Margin Regulations.......................................................12
     5.16     Existing Indebtedness; Future Liens.......................................................13
     5.17     Status under Certain Statutes.............................................................13
     5.18     Intellectual Property and Other Intangible Assets.........................................13
     5.19     SEC Filings...............................................................................14
     5.20     Insurance.................................................................................15
     5.21     Employees.................................................................................15
     5.22     Disclosure................................................................................15
     5.23     Solvency..................................................................................16
     5.24     Security Interest.........................................................................16

6.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................................................16
     6.1      Purchase for Investment...................................................................16
     6.2      Accredited Purchaser......................................................................17

7.       PREPAYMENT OF THE NOTES........................................................................17
     7.1      Optional Prepayments......................................................................17
     7.2      Mandatory Prepayments.....................................................................17
     7.3      Allocation of Partial Prepayments.........................................................18
     7.4      Maturity; Surrender, etc..................................................................18
     7.5      Purchase of Notes.........................................................................19

8.       AFFIRMATIVE COVENANTS..........................................................................19
     8.1      Financial Statements, Projections, Borrowing Base Certificates and Other Information......19
     8.2      Notices of Material Events................................................................21
     8.3      Existence; Conduct of Business............................................................22
     8.4      Payment of Obligations....................................................................22
     8.5      Maintenance of Properties; Insurance......................................................22
     8.6      Books and Records; Inspection Rights; Meetings with Management............................23
     8.7      Compliance with Laws......................................................................23
     8.8      Notarial Deed of Pledge; Foreign Counsel Opinions.........................................24
     8.9      Further Assurances........................................................................24
     8.10     Change in Collateral; Collateral Records..................................................24
     8.11     Landlord Waivers; Collateral Access Agreements............................................25
     8.12     End of Fiscal Year; End of Fiscal Quarter.................................................25
     8.13     New Subsidiaries..........................................................................25
     8.14     Additional Fee............................................................................26

9.       NEGATIVE COVENANTS:............................................................................26
     9.1      Indebtedness..............................................................................26
     9.2      Liens.....................................................................................27
     9.3      Fundamental Changes.......................................................................28
     9.4      Investments, Loans, Advances, Guarantees and Acquisitions.................................30


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     9.5      Restricted Payments.......................................................................31
     9.6      Transactions with Subsidiaries and Affiliates.............................................31
     9.7      Restrictive Agreements....................................................................31
     9.8      Capital Expenditures......................................................................32
     9.9      Net Worth.................................................................................32
     9.10     Fixed Charge Coverage Ratio...............................................................33
     9.11     Consolidated Fixed Charge Coverage Ratio..................................................33
     9.12     EBITDA....................................................................................34
     9.13     Availability..............................................................................34
     9.14     Motor Sports EBITDA.......................................................................35
     9.15     Environmental.............................................................................35
     9.16     ERISA.....................................................................................35
     9.17     Motor Sports Division Funding.............................................................35
     9.18     Revisions to Certain Financial Covenants..................................................36

10.      EVENTS OF DEFAULT..............................................................................36

11.      REMEDIES ON DEFAULT, ETC.......................................................................39
     11.1     Acceleration..............................................................................39
     11.2     Additional Remedies.......................................................................40
     11.3     No Action Without Consent.................................................................40
     11.4     Rescission................................................................................40
     11.5     No Waivers or Election of Remedies, Expenses, etc.........................................40

12.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES AND WARRANTS.....................................41
     12.1     Registration of Notes and Warrants........................................................41
     12.2     Transfer and Exchange of Notes and Warrant................................................41
     12.3     Replacement of Notes and Warrants.........................................................41
     12.4     Cancellation..............................................................................42
     12.5     Defaulted Interest........................................................................42

13.      PAYMENTS ON NOTES..............................................................................42
     13.1     Place of Payment..........................................................................42
     13.2     Home Office Payment.......................................................................42

14.      EXPENSES, INDEMNIFICATION......................................................................43
     14.1     Expenses..................................................................................43
     14.2     Indemnity.................................................................................43
     14.3     Waiver....................................................................................44
     14.4     Survival..................................................................................44

15.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT...................................44

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16.      AMENDMENT AND WAIVER...........................................................................44
     16.1     Requirements..............................................................................44
     16.2     Solicitation of Holders of Notes and Warrants.............................................45
     16.3     Binding Effect, etc.......................................................................45
     16.4     Notes held by Company, etc................................................................45

17.      NOTICES........................................................................................46

18.      REPRODUCTION OF DOCUMENTS......................................................................47

19.      CONFIDENTIAL INFORMATION.......................................................................47

20.      SUBSTITUTION OF PURCHASER......................................................................48

21.      COLLATERAL AGENT...............................................................................48
     21.1     Appointment...............................................................................48
     21.2     Nature of Duties..........................................................................49
     21.3     Lack of Reliance..........................................................................49
     21.4     Certain Rights............................................................................50
     21.5     Reliance..................................................................................50
     21.6     Indemnification...........................................................................50
     21.7     Collateral Agent, Individually............................................................51
     21.8     Holders of Notes..........................................................................51
     21.9     Resignation...............................................................................51
     21.10    Reimbursement.............................................................................51

22.      MISCELLANEOUS..................................................................................52
     22.1     Successors and Assigns....................................................................52
     22.2     Payments Due on Non-Business Days.........................................................52
     22.3     Severability..............................................................................52
     22.4     Construction..............................................................................52
     22.5     Counterparts..............................................................................53
     22.6     Governing Law.............................................................................53
     22.7     Mutual Waiver of Jury Trial...............................................................54

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                                       iv

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     Schedule A                   Definitions
     Schedule 4.14                Consents and Approvals
     Schedule 4.18                Anti-dilution
     Schedule 5.3                 Capitalization
     Schedule 5.4                 Subsidiaries of the Company and Ownership of
                                  Subsidiary Stock
     Schedule 5.5                 Fictitious Names
     Schedule 5.6                 Financial Statements
     Schedule 5.11                Lien Perfection Information
     Schedule 5.15                Use of Proceeds
     Schedule 5.16                Existing Indebtedness
     Schedule 5.18                Intellectual Property
     Schedule 5.19                SEC Reports
     Schedule 5.21                Employees
     Schedule 9.1                 Indebtedness
     Schedule 9.2                 Liens
     Schedule 9.4                 Investments
     Schedule 9.7                 Restrictive Agreements




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     Exhibit 1                        Form of 20% Senior Note due July 25, 2007
     Exhibit 2                        Current Warrant
     Exhibit 3                        Springing Warrant
     Exhibit 4.5(a)                   Form of Opinion of Special Counsel
     Exhibit 4.5(b)                   Form of Opinion of Pennsylvania Counsel
     Exhibit 4.9(a)                   Form of CIT Intercreditor Agreement
     Exhibit 4.9(b)                   Form of CDA Intercreditor Agreement
     Exhibit 4.9(c)                   Form of PIDA Intercreditor Agreement
     Exhibit 4.10                     Form of Security Agreement
     Exhibit 4.11                     Form of Pledge Agreement
     Exhibits 4.12(a) & (b)           Forms of Mortgages
     Exhibits 4.12(c) & (d)           Form of Assignments of Leases and Rents
     Exhibit 4.12(e)                  Form of Environmental Indemnity Agreement
     Exhibit 4.16                     Form of Amendment to Rights Agreement
     Exhibit 4.17                     Form of Registration Rights Agreement
     Exhibit 4.22                     Form of Subordination Agreement



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




                             CANNONDALE CORPORATION
                               16 TROWBRIDGE DRIVE
                            BETHEL, CONNECTICUT 06801




                            20% Senior Secured Notes
                                Due July 25, 2007



                                                             July 26, 2002



Pegasus Partners II, L.P.
99 River Road
Cos Cob, Connecticut  06807

Ladies and Gentlemen:

          Cannondale Corporation, a Delaware corporation (the "COMPANY"), agrees with you as follows:

1.      AUTHORIZATION OF NOTES AND WARRANTS.

          (a) The Company will authorize the issuance and sale of (i)
$25,000,000 aggregate principal amount of its 20% Senior Secured Notes due July
25, 2007 (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 12 of this Agreement, in substitution for a portion of the Warrants pursuant to the Warrants, in payment of the Additional Fee, in payment of any penalty fee pursuant to Section 11.2 of this Agreement and in payment of interest thereon pursuant to the Notes), (ii) a warrant (the "CURRENT WARRANT") evidencing your right to acquire an aggregate of 1,516,479 shares of common stock, par value $.01 per share, of the Company (the
"COMMON STOCK") and (iii a warrant (the "SPRINGING WARRANT" and, together with the Current Warrant, the "WARRANTS") evidencing your right to acquire an aggregate of 1,428,073 shares of Common Stock. The Notes shall be substantially in the form set out in EXHIBIT 1, with such changes therefrom, if any, as may be approved by you and the Company. The Current Warrant shall be substantially in the form set out in EXHIBIT 2, with such changes therefrom, if any, as may be approved by you and the Company. The Springing Warrant shall be substantially in the form set out in EXHIBIT 3, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in SCHEDULE A; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.



          (b) The Company shall authorize, reserve and maintain, free of preemptive rights and other similar contractual rights of stockholders, the aggregate number of shares of Common Stock needed to effect the exercise of the Warrants. Any shares of Common Stock issuable upon the exercise of the Warrants (and such shares when issued) are herein referred to as the "WARRANT SHARES."

2.      SALE AND PURCHASE OF SECURITIES.

          Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in SECTION 3, Notes in the aggregate principal amount of $25,000,000 and the Warrants at the aggregate purchase price of $25,000,000.

3.      CLOSING.

          The sale and purchase of the Notes and the Warrants to be purchased by you shall occur at the offices of Sidley Austin Brown & Wood, 787 Seventh Avenue, New York, New York 10019, at a closing (the "CLOSING") on July 26, 2002 or at such other place and on such other Business Day thereafter on or prior to July 26, 2002 as may be agreed upon by the Company and you. At the Closing the Company will deliver to you one or more Notes evidencing the aggregate principal amount of the Notes to be purchased by you, and the Warrants, in each case dated the date of the Closing and registered in your name (or in the name of your nominee) against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer to an account specified in writing by the Company at least two Business Days prior to Closing. If at the Closing the Company shall fail to tender such Notes and Warrants to you as provided above in this SECTION 3, or any of the conditions specified in SECTION 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.      CONDITIONS TO CLOSING.

          Your obligation to purchase and pay for the Notes and the Warrants to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1     REPRESENTATIONS AND WARRANTIES.

          The representations and warranties of the Company in this Agreement and in the Other Agreements shall be correct when made and correct in all material respects at the time of the Closing, except where such representations and warranties speak as of a different date.

4.2     PERFORMANCE; NO DEFAULT.

          The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issuance and sale of the Notes (and the application of the proceeds thereof as contemplated by SCHEDULE 5.15) and the Warrants no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since March 31, 2002 that would have been prohibited by SECTIONS 9.1, 9.2, 9.5 or 9.6 hereof had such Sections applied since such date.

4.3     COMPLIANCE CERTIFICATES.

          (a) SOLVENCY CERTIFICATE AND OFFICER'S CERTIFICATE. The Company shall have delivered to you (i) an executed Solvency Certificate of the Company, satisfactory in form and substance to you, certifying the Company's Solvency as of the date of Closing and such related matters as you shall deem necessary and
(ii) an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in SECTIONS 4.1, 4.2 and 4.15 have been fulfilled.

          (b) SECRETARY'S CERTIFICATE. The Company shall have delivered to you a certificate signed by its Secretary or an Assistant Secretary certifying, among other things, (i) as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, and the Other Agreements, as applicable, (ii) the names, titles and true signatures of the officers of the Company or the Guarantor, as applicable, authorized to sign this Agreement and the Other Agreements to which the Company or the Guarantor, as applicable, is a party, and (iii) that attached thereto is a true, accurate and complete copy of the organizational documents of the Company or the Guarantor, as applicable.

          (c) GOOD STANDING CERTIFICATES. The Company shall have delivered to you a certificate of good standing for the Company and each of the Guarantors from the Secretary of State of the state of formation or incorporation of the Company and each Guarantor and of each state in which the Company or any Guarantor is required to be qualified to transact business as a foreign corporation, in each case dated as of a recent date.

4.4     LIEN SEARCHES.

          You shall have received and reviewed to your satisfaction, as of a recent date, tax, judgment and Uniform Commercial Code searches for all locations presently occupied or used by the Company and its domestic Subsidiaries.

4.5     OPINIONS OF COUNSEL.

          You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Kelley Drye & Warren LLP, special counsel for the Company, covering the matters set forth in EXHIBIT 4.5(A) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), and (b) from Koontz & Crabtree, special Pennsylvania counsel for the Company, covering the matters set forth in EXHIBIT 4.5(B) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you).

4.6     PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

          On the date of the Closing your purchase of Notes and Warrants on the terms and conditions herein provided shall not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.7     PAYMENT OF FEES.

          The Company shall have paid on or before the Closing the Transaction Fee and shall have reimbursed you for the expenses incurred in connection with the transactions contemplated herein, as contemplated by SECTION 14.1 below.

4.8     EXISTING FINANCING AGREEMENTS

          (a) An amendment to the Working Capital Loan Agreement in form and substance satisfactory to you shall have been executed and delivered by the Company, CIT and the Required Lenders, and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

          (b) A payoff letter, in form and substance satisfactory to you, from CIT with respect to the Term Loan (as defined in the Working Capital Loan Agreement) shall have been executed and delivered and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

          (c) A payoff letter, in form and substance satisfactory to you, from the Ableco Lenders in favor of the Company shall have been executed and delivered and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

4.9     INTERCREDITOR AGREEMENTS.

          The Existing Intercreditor Agreements shall have been terminated and
(i) an Intercreditor Agreement substantially in the form of EXHIBIT 4.9(a) (as amended from time to time, the "CIT INTERCREDITOR AGREEMENT") shall have been duly executed and delivered by you and CIT; (ii) an Intercreditor Agreement substantially in the form of EXHIBIT 4.9(b) (as amended from time to time, the "CDA INTERCREDITOR AGREEMENT") shall have been duly executed and delivered by the parties thereto; and (iii) an Intercreditor Agreement substantially in the form of EXHIBIT 4.9(c) (as amended from time to time, the "PIDA INTERCREDITOR AGREEMENT" and, together with the CIT

Intercreditor Agreement and the CDA Intercreditor Agreement, the "INTERCREDITOR AGREEMENTS") shall have been duly executed and delivered by the parties thereto, and an original copy of each such document evidencing such due execution and delivery shall be delivered to you.

4.10    SECURITY AGREEMENT.

                  A Security Agreement made by the Company in favor of the Collateral Agent for the benefit of the Holders, substantially in the form of
EXHIBIT 4.10 (as amended from time to time, the "SECURITY AGREEMENT") shall have been duly executed and delivered, and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

4.11     PLEDGE AGREEMENT.

                  A Pledge Agreement made by the Company in favor of the Collateral Agent for the benefit of the Secured Parties in the form of EXHIBIT 4.11, (as amended from time to time, the "PLEDGE AGREEMENT") shall have been duly executed and delivered, and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

4.12     MORTGAGES, ENVIRONMENTAL INDEMNITY AND TITLE INSURANCE POLICIES;
         SURVEYS.

          Mortgages by the Company in favor of the Collateral Agent in the form of EXHIBITS 4.12(a) and 4.12(b) (the "MORTGAGES") shall have been duly executed and delivered, and an original copy thereof evidencing such due execution and delivery shall be delivered to you. Assignments of Leases and Rents by the Company in favor of the Collateral Agent in the form of EXHIBITS 4.12(c) and 4.12(d) shall have been duly executed and delivered, and an original copy thereof evidencing such due execution and delivery shall be delivered to you. An Environmental Indemnity Agreement in the form of EXHIBIT 4.12(e) (the "ENVIRONMENTAL INDEMNITY AGREEMENT") shall have been executed and delivered, and an original copy thereof evidencing such execution and delivery shall be delivered to you. The Collateral Agent shall have received, in respect of each Mortgage, a mortgagee's title policy or marked-up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to you; (ii) insure that the Mortgage insured thereby creates a valid lien on the Real Estate covered by such Mortgage, subject only to those mortgages held by the parties identified in the Intercreditor Agreements, free and clear of all defects and encumbrances except those acceptable to you; (iii) name the Collateral Agent on behalf of the Secured Parties as the insured thereunder; and (iv) contain such endorsements and effective coverage as you may reasonably request. You also shall have received evidence that all premiums in respect of such policies have been paid and that all charges for mortgage recording taxes, if any, shall have been paid.

          You and the title insurance company issuing each policy referred to in the immediately preceding paragraph (each, a "Title Insurance Company") shall have received maps or plats of a perimeter or boundary of the site of each of the properties covered by the Mortgages, dated a date satisfactory to you and the relevant Title Insurance Company, prepared by an independent professional licensed land surveyor satisfactory to you and the relevant Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping. Without limiting the generality of the foregoing, there shall be surveyed and shown on the maps or plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the sites, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building, structures and improvements on the sites; and (vi) if the site is designated as being on a filed map, a legend relating the survey to said map. The surveys should make specific reference to the related title commitment and should indicate all title exceptions shown thereon. Each exception should be plotted on the survey or indicated as non-plottable. Each exception should be noted with book, page and title exception number reference. The survey should also note any exceptions that do not affect the property. The survey must depict parking spaces and any other matters necessary to allow the title company to issue a Zoning 3.1 endorsement with parking coverage. In general, the survey must depict all matters necessary to allow the title company to issue all requested endorsements and provide full survey coverage. Further, each survey shall (x) be certified to you and the Title Insurance Company and (y) contain a legend reciting as to whether or not the site is located in a flood zone. Notwithstanding the foregoing, however, the existing surveys of the Real Estate located in Bedford, Pennsylvania (the "PA Real Estate") shall be deemed to satisfy the requirements of this section with respect to the PA Real Estate so long as the Title Insurance Company provides title insurance containing (I) full survey coverage and (II) all requested endorsements with respect to the PA real estate.

4.13    DELIVERY OF COLLATERAL; EXECUTION OF FINANCING STATEMENTS.

          All chattel paper, instruments and documents of title in which you have been granted a security interest and are then required under the Security Documents to be delivered to the Collateral Agent, together with the related transfer documents executed in blank, in each case shall have been received by the Collateral Agent, all Uniform Commercial Code financing statements perfecting the security interests and liens granted to the Holders of Notes, shall have been duly filed in all offices necessary to perfect such security interests and liens or deemed by you to be advisable, and all such other certificates, documents, agreements, recording and filings necessary to establish a valid and perfected lien and security interest in favor of the holders of the Notes in all of the Collateral (which lien and security interest shall be a first priority lien and security interest with respect to the Pegasus Priority Collateral (as defined in the CIT Intercreditor Agreement)) or deemed by you to be advisable shall have been delivered to you or filed or controlled by you, as applicable.

4.14    CONSENTS AND APPROVALS.

          All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities or other Persons, including the consents, authorizations and actions set forth on SCHEDULE 4.14, in connection with the transactions contemplated by this Agreement and the Other Agreements and in respect of all Requirements of Law and Contractual Obligations of the Company and its Subsidiaries necessary or required in connection with the execution, delivery or performance by the Company and the Subsidiaries, or enforcement against the Company and the Subsidiaries, of this Agreement and the Other Agreements shall have been made or obtained and be in full force and effect and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

4.15    MATERIAL ADVERSE CHANGE.

          No Material Adverse Change since March 31, 2002, shall have occurred or be threatened, as determined by you in your sole judgment.

4.16    RIGHTS AGREEMENT.

          An amendment to the Rights Agreement, dated December 22, 1997, between the Company and BankBoston, N.A., as amended (the "RIGHTS AGREEMENT"), in the form of EXHIBIT 4.16 shall have been duly executed and delivered, and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

4.17    REGISTRATION RIGHTS AGREEMENT.

          A Registration Rights Agreement substantially in the form of EXHIBIT
4.17 (as amended from time to time, the "REGISTRATION RIGHTS AGREEMENT") shall have been duly executed and delivered by you and the Company, and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

4.18    NO ANTI-DILUTION.

          Except as set forth in SCHEDULE 4.18, no holder of any securities of the Company other than you shall be entitled to receive any payment of any additional securities of the Company as a result of the issuance of the Notes, the issuance of the Warrants, the issuance of the Warrant Shares or the payment of any amounts in connection with the Notes which have not been waived, and the Company shall provide evidence of the waivers of any such rights.

4.19    INSURANCE.

          The Company shall have delivered to you evidence satisfactory to you that casualty insurance policies listing the Collateral Agent as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect.

4.20    SCHEDULE OF INDEBTEDNESS.

          The Company shall have delivered to you a revised SCHEDULE 5.16, updated to set forth the outstanding Indebtedness of the Company and its Subsidiaries as of the date of Closing.

4.21    PROCEEDINGS AND DOCUMENTS.

          All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.22    SUBORDINATION AGREEMENTS.

          A Subordination Agreement in the form of EXHIBIT 4.22 shall have been duly executed and delivered by each of Joseph Montgomery and James Pyne, and an original copy thereof evidencing such due execution and delivery shall be delivered to you.

5.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to you that:

5.1     ORGANIZATION; POWER AND AUTHORITY.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements to which the Company is a party and to perform the provisions hereof and thereof.

5.2     AUTHORIZATION, ETC.

          (a) This Agreement and the Other Agreements have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each of the Other Agreements to which the Company is a party will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) Each of the Other Agreements has been duly authorized by all necessary corporate action on the part of the Subsidiaries that are a party thereto, and each such Other Agreement will constitute a legal, valid and binding obligation of each Subsidiary that is a party thereto enforceable against each Subsidiary that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3     CAPITALIZATION.

          (a) SCHEDULE 5.3(A) hereto sets forth, as of the date hereof, the Company's authorized capital stock, indicating the number of shares issued, outstanding and reserved for issuance. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, free of preemptive rights, rights of first refusal and similar rights.

          (b) Except as contemplated by this Agreement or disclosed on SCHEDULE 5.3(b) hereto, (i) there are no issued or outstanding Convertible Securities;
(ii) there are no issued or outstanding subscriptions, options, warrants or other rights to purchase or acquire any shares of the capital stock of the Company or any Convertible Securities ("OPTION RIGHTS"); (iii) the Company is not a party to any agreement or understanding pursuant to which it is obligated to purchase or redeem any shares of its capital stock or any Convertible Securities or Option Rights and is not otherwise under any obligation to repurchase, redeem or otherwise acquire any shares of its capital stock or any Convertible Securities or Option Rights; (iv) there are no existing pre-emptive or anti-dilution rights; and (v) no additional shares of Common Stock will become issuable upon exercise of such Convertible Securities or Option Rights on account of the issuance of the Notes, the Warrants, the Warrant Shares or the Option Shares.

          (c) The Company has authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants. When issued, the Warrant Shares will be validly issued, fully paid and nonassessable and such issuance will not be subject to preemptive rights, rights of first refusal or similar rights.

5.4     ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.

          (a) SCHEDULE 5.4 contains complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

          (b) SCHEDULE 5.4 sets forth all options, warrants and other rights to acquire capital stock or other equity interests of any Subsidiary, the nature of such option, warrant or right and the conditions for the exercise thereof.

          (c) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, as set forth in SCHEDULE 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5     FICTITIOUS NAMES.

          (a) Each of the fictitious names, if any, used by the Company during the (5) year period preceding the date of this Agreement is set forth on
SCHEDULE 5.5 and none of such fictitious names are registered trademarks or tradenames with the U.S. Patent and Trademark Office, except as set forth in
SCHEDULE 5.5;

          (b) Each of the fictitious names, if any, used by each Subsidiary during the (5) year period preceding the date of this Agreement is set forth on
SCHEDULE 5.5 attached hereto and none of such fictitious names are registered trademarks or tradenames with the U.S. Patent and Trademark Office, except as set forth in SCHEDULE 5.5.

5.6     FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE.

          (a) The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed on SCHEDULE 5.6. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

          (b) Since March 31, 2002, there has been no Material Adverse Change.

5.7     GOVERNMENTAL APPROVALS; NO CONFLICTS.

          The transactions contemplated to occur under this Agreement and under the Other Agreements (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or its assets, or give rise to a right thereunder to require any payment to be made by the

Company, and (d) will not result in the creation or imposition of any Lien on any asset of the Company other than Liens in favor of the Collateral Agent.

5.8     LITIGATION AND ENVIRONMENTAL MATTERS.

          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries (i) that involve rights to the title of property or free use of property or operation of the Company business or any other matter as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the transactions contemplated to occur hereunder.

          (b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Company (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any material and necessary permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) does not know of any basis for any Environmental Liability.

5.9     COMPLIANCE WITH LAWS AND AGREEMENTS.

          The Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.10    TAXES.

          The Company and its Subsidiaries have timely filed or caused to be filed all Tax returns that are required to have been filed in any jurisdiction, and have paid or caused to be paid all Taxes required to be paid, except for any Taxes and assessments (i) the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.

5.11    PROPERTIES.

          (a) The Company has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for the Permitted Encumbrances and minor defects or encumbrances in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          (b) As of the Closing Date, the information contained in SCHEDULE 5.11 to this Agreement is true and correct in all respects.

5.12    PERMITS, ETC.

          The Company possesses all material licenses, permits, approvals and consents, including, without limitation, all environmental, health and safety licenses, permits, approvals and consents (collectively, "PERMITS") of all Federal, state and local governmental authorities as required to conduct properly its business, each such Permit is and will be in full force and effect, and the Company is in compliance in all material respects with all such Permits, and no event (including, without limitation, any violation of any law, rule or regulation) has occurred which allows the revocation or termination of any such Permit or any restriction thereon, except where non-compliance or such revocation or termination, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.13    ERISA.

          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

5.14    PRIVATE OFFERING BY THE COMPANY.

          Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes, the Warrants or the Warrant Shares to the registration requirements of Section 5 of the Securities Act.

5.15    USE OF PROCEEDS; MARGIN REGULATIONS.

          The Company will apply the proceeds of the sale of the Notes and the Warrants as set forth in SCHEDULE 5.15. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 20% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 20% of the value of such assets. As used in this Section, the terms "MARGIN STOCK" and "PURPOSE OF BUYING OR CARRYING" shall have the meanings assigned to them in said Regulation U.

5.16    EXISTING INDEBTEDNESS; FUTURE LIENS.

          (a) SCHEDULE 5.16 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Any events of default under the Working Capital Loan Agreement have been waived or cured.

          (b) Except as disclosed in SCHEDULE 5.16, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by SECTION 9.2.

5.17    STATUS UNDER CERTAIN STATUTES.

          Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18    INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

          SCHEDULE 5.18 hereto contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, (b) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or any of its Subsidiaries, (c) Material unregistered trade names and corporate names owned or used by the Company or any of its Subsidiaries and (d) Material unregistered trademarks, trade secrets, domain names, databases, service marks, copyrights, mask works and computer software owned or used by the Company or any Subsidiary other than commercial "off-the-shelf" software products. SCHEDULE
5.18 also contains a complete and accurate list of all Material licenses and other rights granted by the Company or any of its Subsidiaries to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or any of its Subsidiaries with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on SCHEDULE 5.18, the Company or one of its Subsidiaries owns all right, title and interest to, or has the rights to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted (including without limitation all rights set forth on SCHEDULE 5.18), free and clear of all Liens. No loss or expiration of any Intellectual Property Rights set forth on SCHEDULE
5.18 is, to the best of the Company's knowledge, threatened, pending or reasonably foreseeable. The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect the Intellectual Property Rights that they own. The Company will also take all commercially reasonable actions necessary to maintain all Material Intellectual Property Rights including, but not limited to, payment of all maintenance and renewal fees and preparation and filing of all documents related thereto.

          Except as set forth on SCHEDULE 5.18, (a) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and, to the best of the Company's knowledge, there are no valid grounds for the same,
(b) neither the Company nor any of its Subsidiaries has received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company or any of its Subsidiaries license any rights from a third party), (c) the conduct of the Company and each of its Subsidiaries' business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, except, with respect to each of the foregoing, as would not have a Material Adverse Effect and (d) to the best of the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries have not been infringed, misappropriated or conflicted by other Persons. Except as set forth on SCHEDULE 5.18, the transactions contemplated by the Agreement and the Other Agreements shall have no Material Adverse Effect on the Company's or any of its Subsidiaries right, title and interest in and to the Intellectual Property Rights listed on SCHEDULE 5.18.

5.19    SEC FILINGS.

          The Company has filed each form, registration statement, schedule, report, proxy statement and document required to be filed by the Company with the SEC since June 30, 1999 (collectively, the "SEC REPORTS"). Except as set forth on SCHEDULE 5.19, the SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations thereunder and (ii) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statements of a material fact or omit to state a material fact required to be stated in the SEC Reports or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Since June 30,

1999, the Company has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing which has not been made or filed.

5.20    INSURANCE.

          There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company, its Subsidiaries and their respective properties and businesses against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar business and similarly situated. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those presently in effect, other than possible immaterial increases in premiums that do not result from any act or omission of the Company or its Subsidiaries.

5.21    EMPLOYEES.

          Except as set forth on SCHEDULE 5.21 hereto, (a) the Company is not aware that any executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or such Subsidiary; (b) each of the Company and its Subsidiaries has complied in all Material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and any Taxes, and none of the Company nor its Subsidiaries has Material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances); and (c) none of the Company, its Subsidiaries, nor, to the best of the Company's knowledge, any employee of the Company or its Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with, the present or proposed business activities of the Company and its Subsidiaries.

5.22    DISCLOSURE.

          The Company has disclosed to you all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, projections, certificates or other information furnished by or on behalf of the Company to you in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.23    SOLVENCY.

          (a) The fair salable value of the assets of the Company is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of the Company, as they become absolute and mature.

          (b) The assets of the Company do not constitute unreasonably small capital for the Company to carry out its business as now conducted and as proposed to be conducted, including the capital needs of the Company, taking into account the particular capital requirements of the business conducted by the Company and projected capital requirements and capital availability thereof.

          (c) The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Company, and of amounts to be payable on or in respect of the debts of the Company).

5.24    SECURITY INTEREST.

          Each Security Document that purports to create or grant in favor of the Collateral Agent a security interest in or other Lien on any property creates and grants to the Collateral Agent, for the benefit of the Lenders, a legal and valid security interest in or other Lien on the collateral identified therein. Such security interest or Lien will be a perfected and, except as permitted hereby or by such Security Document or pursuant to the CIT Intercreditor Agreement, first priority security interest in or Lien on the collateral identified in such Security Document upon the filing of the financing statements in the filing offices, the recording of such agreement or another instrument in the recording offices, or the delivery of possession of a certificate or other writing to the Collateral Agent or its designees, or by control, in each case as provided herein or in such Security Document. Such collateral or property is not subject to any other Liens whatsoever, except Liens permitted by SECTION 9.2.

6.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

6.1     PURCHASE FOR INVESTMENT.

          You represent and warrant that you are purchasing the Notes and acquiring the Warrants for your own account or for one or more separate accounts maintained by you and not with a view to the distribution thereof; PROVIDED that the disposition of your property shall at all times be within your control. You understand that none of the Notes, the Warrants or the Warrant Shares have been registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Company is not required to register the Notes or the Warrants.

          During the negotiation of the transactions contemplated herein, you have been supplied with or afforded access to corporate books, financial statements, records, contracts, documents, and other information concerning the Company and to its offices and facilities, have been afforded the opportunity to ask such questions of the Company's officers and employees concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as you have deemed necessary or desirable, in order to evaluate the merits and risks of the prospective investment contemplated herein, it being understood that nothing disclosed to you or discovered by you in connection with your investigation of the Company shall be deemed to limit or affect the representations and warranties of the Company contained in this Agreement in any manner.

6.2     ACCREDITED PURCHASER.

          You represent and warrant that you are an "accredited investor" as defined in Regulation D promulgated under the Securities Act, a resident of the jurisdiction indicated on EXHIBIT A hereto and that you consider yourself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Notes, the Warrants and the Warrant Shares.

7.      PREPAYMENT OF THE NOTES.

7.1     OPTIONAL PREPAYMENTS

          (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid. The Company will give each holder of Notes written notice of each optional prepayment under this SECTION 7.1 not less than 15 days and not more than 45 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with SECTION 7.2), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

          (b) Upon any exercise of the Warrants in accordance with the terms thereof, a Holder may, at its option, deem a portion of the Notes equal to the Aggregate Exercise Price (as defined in the Warrants) to be prepaid.

7.2     MANDATORY PREPAYMENTS.

          (a) Subject to the terms of SECTION 9.3, if the Company or any domestic Subsidiary sells any Equipment or other tangible personal property (other than Inventory in the ordinary course of business), or if any Equipment or such other property is lost, destroyed, or taken by condemnation, unless otherwise agreed by the Required Holders, the Company shall make a mandatory prepayment of the Notes in an amount equal to the Net Cash Proceeds (including Insurance Proceeds) received by the Company or such

Subsidiary from such sale, loss, destruction or condemnation, provided, however, that so long as no Event of Default has occurred and is continuing, the proceeds of any Equipment or other such property so sold, lost, destroyed or taken by condemnation, to the extent such proceeds are equal to or less than $500,000 in the aggregate as to each such event, may be used to replace or restore such Equipment or other property, as the case may be, so long as such Net Cash Proceeds are so used or the Company or such Subsidiary commits to so use such Net Cash Proceeds within 60 days of receipt thereof, provided, further, that if the nature of such Equipment or such other property precludes the likelihood of such replacement or restoration within such 60 day period, then the Company and the Collateral Agent shall meet and confer in good faith for the purpose of determining a reasonable time period within which such replacement or restoration shall occur, or such other application of such Net Cash Proceeds.

          (b) Upon its receipt thereof, the Company shall make a mandatory prepayment of the Notes in an amount equal to the Net Cash Proceeds of the issuance of any Indebtedness of the Company or any domestic Subsidiary or the issuance of any Capital Stock or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or equity equivalent of the Company or any domestic Subsidiary, other than (i) (A) the issuance of Shares of Common Stock pursuant to the Company's employee stock purchase plan and the Company's 401(k) plan and
(B) the issuance of stock options pursuant to employee stock option plans providing for the issuance of shares of Common Stock and the issuance of Common Stock upon exercise thereof; and (ii) with the consent of the Required Holders, the issuance of the Warrants and the Warrant Shares upon exercise thereof.

7.3     ALLOCATION OF PARTIAL PREPAYMENTS.

          (a) In the case of each partial prepayment of the Notes (other than a prepayment pursuant to SECTION 7.1(B)), the principal amount of the Notes to be prepaid shall be allocated first, to the payment in full of all accrued and unpaid interest on any outstanding PIK Notes; second, to the payment in full of all accrued and unpaid interest on all other Notes; third, among all of the PIK Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, fourth, among all other Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

          (b) In the case of any prepayment pursuant to SECTION 7.1(B), the principal amount of the Notes deemed to be prepaid shall be allocated as set forth in SECTION 7.3(A) above, but only with respect to Notes whose Holder is the Holder of the Warrants being exercised.

7.4     MATURITY; SURRENDER, ETC.

          In the case of each prepayment of Notes pursuant to this SECTION 7, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

7.5     PURCHASE OF NOTES.

          The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.      AFFIRMATIVE COVENANTS.

          The Company covenants that so long as any of the Notes are outstanding and, with respect to SECTIONS 8.1, 8.3, 8.6 and 8.7, for so long as Warrants or Warrant Shares that are Registrable Securities (as defined in the Registration Rights Agreement) are outstanding:

8.1 FINANCIAL STATEMENTS, PROJECTIONS, BORROWING BASE CERTIFICATES AND OTHER INFORMATION. The Company will furnish to the Holders of Notes:

          (a) as soon as available but in any event within 90 days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet, consolidating balance sheet and related audited consolidated and consolidating statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that such financial statements shall include information with respect to the Motor Sports Division as calculated in the business plan submitted by the Company to you dated May 2, 2002;

          (b) as soon as available but in any event within 45 days after the end of the first, second and third Fiscal Quarters of each Fiscal Year and within 90 days after the end of the fourth Fiscal Quarter of each Fiscal Year, the Company's consolidated balance sheet, consolidating balance sheet and consolidated and consolidating related statements of operations, stockholders' equity and cash flows as of the end of and for such Fiscal Quarter, and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by an Authorized Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. In addition to the foregoing, within 60 days after the end of the Fourth Fiscal Quarter of each Fiscal Year, the Company shall furnish to the Holders all of the financial statements referred to in this clause (b) in draft form;

          (c) as soon as available but in any event within 30 days after the end of each of the first eleven fiscal months of the Company (except for the third fiscal month of each of the first three Fiscal Quarters, which shall be within 45 days after the end of each such fiscal month) and within 90 days after the end of the last fiscal month of the Company, its consolidated balance sheet, consolidating balance sheet and related consolidated and consolidating statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal month, and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by an Authorized Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of an Authorized Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) in the case of quarterly financial statements, of (1) EBITDA (both for the Company and for the Motor Sports Division as calculated in the business plan submitted by the Company to you dated May 2, 2002), (2) Availability (as defined in the Working Capital Loan Agreement), (3) the Fixed Charge Coverage Ratio for the applicable measuring period under SECTION 9.10 then ended and (4) all non-cash charges deducted in determining Net Income for the applicable Fiscal Quarter, including without limitation all of the non-cash charges described in clauses (w), (x), (y) and (z) of the defined term EBITDA and (B) other than with respect to monthly financial statements, demonstrating compliance with SECTIONS 9.9 through and including 9.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in clause (a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines), together with a copy of such accounting firm's "management letter" if any;

          (f) promptly after the same become publicly available, copies of all periodic and other reports, financial statements, proxy statements and other materials filed by the Company or any Subsidiary with the Securities Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, and copies of all material notices or other information sent by the Company to, or received by the Company from, the holder of any Material Indebtedness of the Company;

          (g) no later than 10 days prior to the end of each Fiscal Year, the Company's forecasted consolidated balance sheet, consolidating balance sheet and related consolidated statements of operations, stockholders' equity and cash flows (all prepared on a consistent basis with the Company's historical consolidated financial statements) together with appropriate supporting details and a statement of underlying assumptions for the two succeeding Fiscal Years, prepared on a month-by-month basis, which statements shall specify the amount of Company funds to be used for the benefit of the Motor Sports Division in any month;

          from and after the date of an Event of Default resulting from the Company's failure to comply with SECTION 9.14, on Monday of each week (or on the next Business Day, if such Monday is not a Business Day) (i) a report of all inventory purchased by the Company during the preceding week, categorized by type, amount and cost, for intended use by the Motor Sports Division, (ii) a Motor Sports Division Report for the preceding week;

          (h) copies of all documents and notices delivered to CIT pursuant to the Working Capital Loan Agreement;

          (i) at the time of distribution thereof to the members of the board of directors of the Company, a copy of all materials provided to directors of the Company in connection with meetings of the board of directors;

          (j) at the earlier of (A) the time of distribution thereof to the members of the board of directors of the Company and (B) 45 Business Days after any meeting of the board of directors of the Company, copies of the draft minutes of such meeting; and

          (k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Required Holders may reasonably request.

8.2     NOTICES OF MATERIAL EVENTS.

          The Company will furnish to the Holders of Notes and Warrants prompt written notice of the following:

          (a) the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (d) the receipt of any material notice or other communication from the Securities Exchange Commission;

          (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

          Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.3     EXISTENCE; CONDUCT OF BUSINESS.

          The Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, Permits, privileges and franchises material to the conduct of its business.

8.4     PAYMENT OF OBLIGATIONS.

          The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

8.5     MAINTENANCE OF PROPERTIES; INSURANCE.

          The Company will maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, product liability, hazard, rent and business interruption insurance) with respect to their properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Lender. All policies covering the Collateral are to be made payable to the Collateral Agent, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as you may require to fully protect your interest in such

Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent, with the loss payable and additional insured endorsement in favor of the Collateral Agent, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation. If the Company fails to maintain such insurance, the Required Holders may, if the Collateral Agent has not done so, arrange for such insurance, but at the Company's expense and without any responsibility on the part of the Holders of the Notes for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default, the Collateral Agent shall have the right, in the name of the Collateral Agent, the Company and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

8.6     BOOKS AND RECORDS; INSPECTION RIGHTS; MEETINGS WITH MANAGEMENT.

          The Company will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will permit any representatives designated by you, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to meet with and discuss its affairs, finances and condition with its senior officers and independent accountants, and to consult with and advise the management of the Company on all matters relating to the operation of the Company, all at such reasonable times and as often as reasonably requested; provided that your meetings with the Company's senior management shall take place no more frequently than once per month. If the Company reasonably believes that any material interests of the Company or any of its Subsidiaries relating to any non-public, confidential or proprietary information which could become available to a Holder during the course of such inspections or such discussions are not adequately protected by any then existing confidentiality agreements entered into by the Holder with respect to the Company and its Subsidiaries, then any such visit and examination or discussions shall be performed in compliance with reasonable and customary security procedures mutually agreeable to the Holder, as applicable, and the Company.

8.7     COMPLIANCE WITH LAWS.

          The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof, except where any single failure to do so, or any series of failures to do so, could not reasonably be expected to result in a Material Adverse Effect.

8.8     NOTARIAL DEED OF PLEDGE; FOREIGN COUNSEL OPINIONS.

          (a) As soon as possible, and in any event no later than thirty (30) days from the date of Closing, the Company shall execute and deliver and cause to be recorded with the appropriate recording office under the laws of the Netherlands a notarial Deed of Pledge by the Company in favor of the Collateral Agent pledging to the Collateral Agent certain Pledged Stock issued by Cannondale Europe B.V., and shall take all such other steps within such period as shall be necessary or requested by the Collateral Agent to, grant, perfect and establish a legal and enforceable security interest in favor of the Collateral Agent in such Pledged Stock.

          (b) As soon as possible, and in any event no later than thirty (30) days after the date of Closing, the Company shall deliver to the Collateral Agent, or cause to be delivered to the Collateral Agent, opinions from the legal counsel to each of Cannondale Europe B.V. and Cannondale Japan K.K., in form and substance satisfactory to you.

8.9     FURTHER ASSURANCES.

          The Company will take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent or the Holders may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the Other Agreements, (ii) to subject to valid and perfected Liens any of the Collateral or any other property of the Company and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of this Agreement and the Other Agreements and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent and the Holders the rights now or hereafter intended to be granted to the Collateral Agent and the Holders under this Agreement or any Other Agreement.

8.10    CHANGE IN COLLATERAL; COLLATERAL RECORDS.

          The Company will (i) give the Collateral Agent not less than 30 days' prior written notice of any change in the location of any Collateral, other than to locations set forth on SCHEDULE C and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver to the Collateral Agent from time to time, solely for the Collateral Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

8.11    LANDLORD WAIVERS; COLLATERAL ACCESS AGREEMENTS.

          The Company will obtain at the time the Company enters into a lease for real property not occupied on the Closing Date or delivers possession of Collateral to Persons that did not have possession of Collateral on the Closing Date a landlord's waiver from the landlord of such real property (which waiver may be contained in such lease) or a collateral access agreement from the Person that has possession of such Collateral, in form and substance reasonably satisfactory to the Collateral Agent.

8.12    END OF FISCAL YEAR; END OF FISCAL QUARTER.

          The Company will cause each of its: (a) fiscal years and fourth fiscal quarter to end on the same day on or within seven calendar days of June 30, and
(b) first three fiscal quarters to end on the same day on or within seven calendar days of September 30, December 31 and March 31, determined in a manner consistent with past practices of the Company.

8.13    NEW SUBSIDIARIES.

          The Company shall give the Holders and the Collateral Agent not less than thirty (30) days prior written notice of the Company's intention, to create or acquire a Subsidiary. In connection with any establishment, creation or acquisition of any Subsidiary, it is understood that the Required Holders may require that (a) any such new Subsidiary execute and deliver to the Collateral Agent promptly, and in any event within three (3) days after such establishment, creation or acquisition thereof a guaranty, in form and substance satisfactory to the Collateral Agent, a security agreement in form and substance satisfactory to the Collateral Agent and such other agreements, instruments and other documents reasonably requested by the Collateral Agent; (b) each owner of the Capital Stock or other equity interests of any such Subsidiary execute and deliver promptly, and in any event within three (3) days after such establishment, creation or acquisition thereof, (i) a pledge agreement in form and substance satisfactory to the Collateral Agent, (ii) certificates evidencing such capital stock or other equity interests of such Subsidiary, (iii) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed and (iv) such other agreements, instruments and other documents reasonably requested by the Collateral Agent; and (c) the Company and the Subsidiaries to execute and deliver such other agreements, instruments or other documents (including, without limitation, an amendment to this Agreement modifying the provisions of SECTIONS 8, 9, 10 and 21), and to take such other action, as the Collateral Agent or the Required Holders may request. This
SECTION 8.14 shall not be deemed to modify any provision of SECTION 21 or to permit the acquisition of any Subsidiary or any other action not permitted hereunder.

8.14 ADDITIONAL FEE. In the event that the Obligations are not prepaid in full on or before the second anniversary of this Agreement, the Company shall pay to the Collateral Agent, on behalf of the Holders, the Additional Fee.

9.      NEGATIVE COVENANTS:

          The Company covenants that for so long as any of the Notes are outstanding and, with respect to SECTIONS 9.3(a)(i) and (b) (subject to the terms of the Warrants), for so long as any Warrants or Warrant Shares that are Registrable Securities are outstanding:

9.1     INDEBTEDNESS.

          Neither the Company nor any domestic Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness created hereunder;

          (b) Indebtedness existing on the date hereof and set forth in SCHEDULE 9.1, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (c) Indebtedness of the Company to any Subsidiary, provided that such Indebtedness is (i) unsecured, (ii) subordinated in right of payment to the prior payment and satisfaction in full in cash of the Notes and (iii) incurred on terms and conditions satisfactory to the Required Holders;

          (d) Indebtedness of the Company arising under (i) that certain Letter of Comfort dated February 17, 2000 executed by the Company in favor of ABN AMRO Bank N.V. in respect of the Indebtedness owing to such bank by Cannondale Europe B.V., a Subsidiary organized under the laws of Netherlands, and (ii) that certain Guarantee Agreement dated August 7, 1992 executed by the Company in favor of The Dai-Ichi Kangyo Bank, Ltd. in respect of the Indebtedness owing to such bank by Cannondale Japan K.K., a Subsidiary organized under the laws of Japan, and any extension, renewal or replacement of such Letter of Comfort or Guarantee Agreement, provided that the terms of any such extension, renewal or replacement do not materially differ from the terms contained in the original Letter of Comfort or Guarantee Agreement, and provided further that the principal amount of the revolving Indebtedness of the relevant Subsidiary is not increased beyond the maximum amount originally incurred by it, and the principal amount of the term Indebtedness of the relevant Subsidiary is not increased beyond the unpaid principal balance thereof outstanding on the date of such extension, renewal or replacement;

          (e) Indebtedness of the Company not to exceed, in the aggregate, $20,000,000 arising under that certain Vendor Agreement dated as of February 11, 1999 between the Company and Deutsche Financial Services Corporation and any extension or renewal of such Vender Agreement, provided that the terms of such extension or renewal do not materially differ from the terms contained in the original Vender Agreement;

          (f) Indebtedness of the Company incurred to finance the acquisition, construction or improvement of any real property or fixed or capital assets, including pursuant to Capital Leases, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $3,000,000 at any time outstanding;

          (g) Indebtedness consisting of Hedging Obligations which are incurred to protect the Company against fluctuations in currency values and which are for bona fide business purposes and are not speculative, provided that, the aggregate notional amount of such Indebtedness shall not exceed $8,000,000 at any time;

          (h) Indebtedness outstanding under the Revolving Loans made under the Working Capital Loan Agreement, in an amount not to exceed the lesser of the principal amount of $35,000,000 and 105% of Availability (as defined in the Working Capital Loan Agreement) under the Revolving Line of Credit thereunder, provided, that an unintentional borrowing by the Company of Revolving Loans under the Working Capital Loan Agreement in excess of the then existing Availability thereunder shall not constitute a violation of this SECTION 9.1 if such excess is repaid within five (5) Business Days after the Company obtains knowledge or receives notice thereof and such non-compliance by the Company with the Working Capital Loan Agreement does not then constitute a Default or Event of Default thereunder;

          (i) unsecured Indebtedness, the payment of which is subordinated to the prior payment and satisfaction in full, in cash, of all Obligations, provided that the terms and conditions governing such Indebtedness (including, without limitation, the amortization terms, if any) are reasonably satisfactory to the Holders and the holder of such Indebtedness and the Collateral Agent, on behalf of the Holders, shall have entered into a subordination agreement containing terms and conditions satisfactory to the Holders.

9.2     LIENS.

          Neither the Company nor any of its domestic Subsidiaries will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Permitted Encumbrances;

          (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in SCHEDULE 9.2; provided that (i) such Lien shall not apply to any other property or asset of the Company and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (c) Liens on fixed or capital assets acquired, leased, constructed or improved by the Company; provided that (i) such Liens secure Indebtedness permitted by clause (f) of SECTION 9.1, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed ninety percent (90%) of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property or assets of the Company;

          (d) Liens in favor of the Working Capital Loan Agent to secure Indebtedness permitted pursuant to SECTION 9.1(H); and

          (e) Liens in favor of the Holders of Notes.

9.3     FUNDAMENTAL CHANGES.

          (a) The Company will not (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its property or assets, including any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or (ii) sell, transfer, lease or otherwise dispose of any of its properties or assets; provided, however, that the Company may (A) sell Inventory in the ordinary course of its business consistent with past practice; and (B) sell or otherwise dispose of, for cash at the fair market value thereof, Equipment no longer used or useful in the conduct of its business and other Equipment, so long as the fair market value of all such Equipment does not exceed, in the aggregate, $500,000 during any such Fiscal Year.

          (b) The Company will not engage to any Material extent in any business other than businesses of the type conducted by the Company on the date of execution of this Agreement and businesses reasonably related thereto.

          (c) Without the prior written consent of the Required Holders, the Company will not consent to any amendment or other modification of any of the Working Capital Loan Agreement and the other Working Capital Loan Documents resulting in (i) an increase in the principal amount of the Line of Credit (as defined in the Working Capital Loan Agreement), (ii) an increase in any interest rate applicable to the Working Capital Loan Obligations, (iii) the addition of new financial covenants or new events of default the change of existing financial covenants so that such financial covenants are less favorable to the Company or (iv) the creation of additional Liens.

          (d) Without the prior written consent of the Required Holders, the Company will not consent to any amendment or other modification of any instrument evidencing the Pyne Debt, or any agreements or documents pursuant to which any such instrument was issued or is governed, which amendment or modification results in (A) an increase in the principal amount of the Pyne Debt, (B) a change (other than by postponement) in any scheduled payment or prepayment of the Pyne Debt, (C) an increase in any interest rate applicable to the Pyne Debt or (D) the addition of new financial covenants or new events of default or the imposition of stricter levels or ratios with respect to existing financial covenants applicable to the Pyne Debt.

          (e) Without the prior written consent of the Required Holders, the Company will not consent to any amendment or other modification of any instrument evidencing the Montgomery Debt, or any agreements or documents pursuant to which any such instrument was issued or is governed, which amendment or modification results in (A) an increase in the principal amount of the Montgomery Debt, (B) a change (other than by postponement) in any scheduled payment or prepayment of the Montgomery Debt, (C) an increase in any interest rate applicable to the Montgomery Debt or (D) the addition of new financial covenants or new events of default or the imposition of stricter levels or ratios with respect to existing financial covenants applicable to the Montgomery Debt.

          (f) Without the prior written consent of the Required Holders, the Company will not (i) consent to any amendment or other modification of any of the provisions of any Indebtedness (other than the Working Capital Loan Obligations) of the Company or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment or modification would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, or would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the issuer of such Indebtedness in any respect, (ii) make any voluntary or optional payment, prepayment, redemption or other acquisition for value of any Indebtedness (other than the Working Capital Loan Obligations), or, except to the extent permitted by SECTION 9.1, refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness, or make any prepayment, redemption or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, or (iii) amend or otherwise modify its certificate of incorporation or bylaws, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock.

          (g) Without the prior written consent of the Required Holders, the Company will not permit any Subsidiaries of the Company to issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

          (h) Without the prior written consent of the Required Holders, the Company will not issue or sell any share of any class of its Capital Stock or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or equity equivalent or enter into any agreement or contract with respect to the sale or issuance of any of such securities, other than (i) any issuance of Common Stock upon exercise of any Stock Purchase Rights or conversion of any Convertible Securities outstanding on the date hereof; (ii) (A) the issuance of shares of Common Stock pursuant to the Company's employee stock purchase plan and the Company's 401(k) plan and (B) the issuance of stock options pursuant to employee stock option plans providing for the issuance of shares of Common Stock and the issuance of Common Stock upon exercise thereof; provided, that the aggregate number of shares and options issued pursuant to clauses (A) and (B), shall not exceed 300,000 shares (as currently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) in any twelve month period and provided further, that such limitation shall not apply to (A) the issuance of any shares of Common Stock issued upon exercise of Stock Purchase Rights which have previously been applied to such limitation of (B) the issuance of any Stock Purchase Rights (or any shares of Common Stock issued upon exercise thereof) issued upon or subsequent to the expiration, cancellation, forfeiture or exchange of previously issued Stock Purchase Rights; (iv) the issuance of the Warrants and the Warrant Shares upon exercise thereof; and (v) the issuance of any such securities the proceeds of which are used to repay or prepay the Obligations; provided that, the terms and conditions of the issuance of such securities shall be reasonably satisfactory to you.

          (i) Without the prior written consent of the Required Holders, the Company will not issue Stock Purchase Rights a condition of which issuance is the forfeiture or cancellation of a previously issued Stock Purchase Right.

9.4     INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS.

          The Company will not purchase, hold or acquire (including pursuant to any merger with any Person) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (a) Permitted Investments;

          (b) endorsements of instruments for collection or deposit, in the ordinary course of the Company's business;

          (c) loans and advances in existence on the date of Closing in the aggregate principal amount of $1,368,658 made by the Company to employees of the Company or to employees of its Subsidiaries, but not any refinancing or refunding of any such loans or advances;

          (d) loans and advances made by the Company to employees of the Company or to employees of its Subsidiaries (other than loans and advances described in clause (d) above), provided that (i) each such loan or advance is made in the ordinary course of the Company's business and (ii) the principal amount of all such loans and advances outstanding at any one time shall not exceed $500,000 at any time;

          (e) guarantees constituting Indebtedness permitted by SECTION 9.1; and

          (f) investments by the Company existing on the date hereof and identified on SCHEDULE 9.4.

9.5     RESTRICTED PAYMENTS.

          The Company will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Company may (i) issue the Warrants and comply with the terms thereof, (ii) declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock and (iii) make any payment or distribution pursuant to the terms of the Rights Agreement.

9.6     TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES.

          The Company and its domestic Subsidiaries will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Subsidiaries and Affiliates, except (i) as otherwise permitted under SECTION 9.4 and (ii) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company than could be obtained on an arm's-length basis from unrelated third parties, provided, however, that the Company may sell Inventory from time to time to its Subsidiaries at prices less than prices charged to the Company's regular customers, so long as such prices to such Subsidiaries are (x) consistent with past practices and (y) not less than the net book value of the Inventory sold.

9.7     RESTRICTIVE AGREEMENTS.

          The Company and its domestic Subsidiaries will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by or in connection with this Agreement or the Working Capital Loan Documents,
(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on SCHEDULE 9.7 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

9.8     CAPITAL EXPENDITURES.

          The Company and its domestic Subsidiaries, taken as a whole, will not make Capital Expenditures during any Fiscal Year in an aggregate amount in excess of (i) $5,000,000 during the Fiscal Year ending in June, 2003, (ii) $6,000,000 during the Fiscal Year ending in June, 2004 or (iii) $7,000,000 during any Fiscal Year thereafter.

9.9     NET WORTH.

          The Company shall maintain at all times during and as of the end of each period set forth below a Net Worth of not less than the amount set forth below opposite such period. For purposes of calculating the Company's compliance with this covenant, Net Worth shall not be reduced by (I) non-cash write offs of fees and expenses incurred in connection with the prepayment of all or any portion of the principal of the Term Loan or the Mezzanine Debt (as each such term is defined in the Working Capital Loan Agreement as amended through December 7, 2001), or (ii) non-cash write offs of deferred taxes:


      Period                                                                     Minimum Net Worth

      (a)     three calendar months ending in November 2002                            $16,800,000

      (b)     six calendar months ending in February 2003                               17,100,000

      (c)     nine calendar months ending in May 2003                                   16,900,000

      (d)     twelve calendar months ending in August 2003                              19,500,000

      (e)     Fiscal Quarter ending in September 2003                                   20,600,000

      (f)     Fiscal Quarter ending in December 2003                                    21,900,000

      (g)     Fiscal Quarter ending in March 2004                                       24,000,000

      (h)     Fiscal Quarter ending in June 2004                                        28,200,000

      (i)     Fiscal Quarter ending in September 2004                                   29,500,000

      (j)     Fiscal Quarter ending in December 2004                                    31,000,000

      (k)     Fiscal Quarter ending in March 2005                                       33,200,000

      (l)     Fiscal Quarter ending in June 2005, and each Fiscal Quarter               36,700,000
              thereafter


9.10    FIXED CHARGE COVERAGE RATIO.

          The Company shall have a Fixed Charge Coverage Ratio, as of the end of each period set forth below, of not less than the ratio set forth below opposite such period:


                                                                              Minimum Fixed Charge
      Period                                                                        Coverage Ratio

      (a)   three calendar months ending in November 2002                        .50 to 1.00

      (b)   six calendar months ending in February 2003                          .67 to 1.00

      (c)   nine calendar months ending in May 2003                              .69 to 1.00

      (d)   twelve calendar months ending in August 2003,                       1.01 to 1.00
            and each Fiscal Quarter thereafter, beginning with the Fiscal
            Quarter ending in September 2003, in each case together with the three preceding Fiscal Quarters


9.11    CONSOLIDATED FIXED CHARGE COVERAGE RATIO.

          The Company shall have, on a consolidated basis with its consolidated Subsidiaries, a Fixed Charge Coverage Ratio, for each period set forth below, of not less than the ratio set forth below opposite such period:


                                                                         Minimum Consolidated Fixed Charge
      Period                                                                                Coverage Ratio

      (a)         three calendar months ending in November 2002                                .50 to 1.00

      (b)         six calendar months ending in February 2003                                  .63 to 1.00

      (c)         nine calendar months ending in May 2003                                      .69 to 1.00

      (d)         twelve calendar months ending in August 2003, and                           1.01 to 1.00
                  each Fiscal Quarter thereafter, beginning with the Fiscal
                  Quarter ending in September 2003, in each case together with the three preceding Fiscal Quarters



9.12     EBITDA.

          The Company shall have EBITDA as of the end of each period set forth below of not less than the amount set forth below opposite such period:


      Period                                                                             Minimum EBITDA

      (a)         three calendar months ending in November 2002                          1,200,000

      (b)         six calendar months ending in February 2003                            3,950,000

      (c)         nine calendar months ending in May 2003                                6,200,000

      (d)         twelve calendar months ending in August 2003                           11,100,000

      (e)         Four Fiscal Quarters ending in September 2003                          13,100,000

      (f)         Four Fiscal Quarters ending in December 2003                           13,600,000

      (g)         Four Fiscal Quarters ending in March 2004                              15,400,000

      (h)         Four Fiscal Quarters ending in June 2004,                              16,400,000

      (i)         Four Fiscal Quarters ending in September 2004                          16,750,000

      (j)         Four Fiscal Quarters ending in December 2004                           17,150,000

      (k)         Four Fiscal Quarters ending in March 2005                              17,650,000

      (l)         Four Fiscal Quarters ending in June 2005, and each                     18,000,000
                  Fiscal Quarter thereafter, in each case together with
                  the three preceding Fiscal Quarters



9.13    AVAILABILITY.

          The Company's Availability (as defined in the Working Capital Loan Agreement) at the end of each day shall not be less than $3,500,000.

9.14    MOTOR SPORTS EBITDA.

          EBITDA, calculated solely with respect to the financial performance and results of operations of the Motor Sports Division, as calculated in the business plan submitted by the Company to the Holder dated May 2, 2002, for each twelve month period ending on the last day of a Fiscal Quarter, beginning in the period ended in September, 2003, shall not be less than $2,000,000. For the six calendar month period ended February 28, 2003, EBITDA of the Motor Sports Division shall not be less than $0 and for the twelve calendar month period ending in August 2003, EBITDA of the Motor Sports Division shall not be less than $2,000,000.

9.15    ENVIRONMENTAL.

          The Company will not permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by the Company or any of its Subsidiaries except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

9.16    ERISA.

          The Company will not permit to occur an ERISA Event that, alone or together with any other ERISA Events that have occurred, would have a Material Adverse Effect.

9.17    MOTOR SPORTS DIVISION FUNDING.

          (a) Without the consent of the Required Holders, the amount of funds that the Company may use, directly or indirectly, in any Fiscal Quarter to fund the operations of the Motor Sports Division, shall not exceed the amount set forth in the business plan submitted by the Company to the Holder dated May 2, 2002 or such other amount as is reasonably projected by the Company in its annual budgets to be invested in the Motor Sports Division in that period; provided, that, at any time after a Default has occurred pursuant to SECTION 9.14, SECTIONS 9.17(b) below shall apply.

          If an Event of Default resulting from the Company's failure to comply with SECTION 9.14 occurs, from and after the date thereof, for each fiscal month thereafter, the aggregate amount of costs and expenses associated with the operation of the Motor Sports Division and paid in cash during or at the end of any such month shall not exceed an amount equal to (x) the aggregate purchase price of all shipments of finished goods made by or through the Motor Sports Division during or at the end of such month, exclusive of the aggregate charges, if any, for shipping costs, freight, sales and other taxes, and other similar charges, payable by the purchasers of such finished goods (but only to the extent such charges shall have been included in the calculation of such purchase price), MINUS (y) all credits, deductions and other set-offs taken during or at the end of such month by Deutsche Financial Services pursuant to the Vendor Agreement dated as of February 11, 1999 between the Borrower and Deutsche Financial Services (or any renewal or replacement thereof), provided, however, that in the event that such

Vendor Agreement or any other such agreement shall have expired or shall have been cancelled or terminated, in any case during or at the end of such month, then the amount calculated pursuant to clause (x) hereof in respect of such month shall be deemed to be zero (-0-); provided, that, if the Company's failure to comply with this SECTION 9.17(B) is caused solely by an act of God, nature or a third-party shipper which makes it impossible for the Company to ship any goods that would otherwise be included in the Company's calculation pursuant to clause (x) above, and such shipment is made within three business days of the end of the month in which such act occurred, then the Company shall be permitted to include such shipment in its calculation pursuant to clause (x) above for such month. The Company will permit any representatives designated by the Collateral Agent, upon reasonable prior notice and as often as reasonably requested, access to the books and records of the Company, and to appropriate Company personnel, in order to verify the Company's compliance with this SECTION 9.17(B).

9.18    REVISIONS TO CERTAIN FINANCIAL COVENANTS.

          The Company and the Collateral Agent agree to meet and confer in good faith for the purpose of discussing revisions to the financial covenants set forth in Sections 9.9 and 9.12, for the periods occurring after the Fiscal Quarter ending in June 2005. The Company shall deliver to the Collateral Agent revised financial projections, in form and substance satisfactory to the Collateral Agent, at least 180 days prior to the last day of the Fiscal Quarter ending in June 2005. The Company's failure to deliver such projections to the Collateral Agent on or before the date required shall constitute an Event of Default hereunder. If, with respect to Section 9.9 and/or Section 9.12, such revisions cannot be mutually agreed to within 90 days of the Collateral Agent's receipt of the applicable projections, then the amount set forth in clause (l) of Section 9.9 or Section 9.12, as the case may be, for each Fiscal Quarter after the Fiscal Quarter ending in June 2005 shall equal 110% of the amount applicable to the prior Fiscal Quarter. For example, (a) the minimum Net Worth required under Section 9.9 for the Fiscal Quarter ending in September 2005 would be $40,370,000 and for the Fiscal Quarter ending in December 2005 would be $44,407,000 and (b) the minimum EDITDA required under Section 9.12 for the Fiscal Quarter ending in September 2005 (together with the three preceding Fiscal Quarters) would be $19,800,000 and for the Fiscal Quarter ending in December 2005 (together with the three preceding Fiscal Quarters) would be $21,780,000.

10.     EVENTS OF DEFAULT.

          An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

          (c) the Company or any of its domestic Subsidiaries defaults in the performance of or compliance with any term contained in SECTIONS 9.1, 9.2, 9.3, 9.5, 9.6, 9.8, 9.12, 9.14, 9.17 or 9.18.

          (d) the Company or any of its domestic Subsidiaries defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this SECTION 10) or in any of the Other Agreements and such default is not remedied within 30 Business Days after the earlier of (i) the Company becoming aware of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of SECTION 10); or

          (e) any event or condition occurs that results in (i) the Working Capital Loan Obligations, (ii) the Indebtedness secured by the CDA Mortgage,
(iii) Indebtedness owing by the Company to any Subsidiary, or (iv) any Material Indebtedness, in each case becoming due prior to its schedule maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Indebtedness described in clauses (i) through
(iv), or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity;

          (f) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

          (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not covered by adequate insurance, or are not discharged within 30 days after the expiration of such stay; or

          (j) Any Guarantor shall fail to observe or comply with any term or condition, of any Other Agreement to which it is a party or shall attempt to rescind or revoke any Other Agreement to which it is a party with respect to future transactions or otherwise; or

          (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, is such that it would have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 10(k), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in Section 3 of ERISA; or

          (l) either of William Luca or Joseph S. Montgomery shall cease for any reason whatsoever to be actively engaged in the management of the Borrower's affairs, and such individual shall not have been replaced immediately thereafter, on an interim basis and within 150 days thereafter, on a permanent basis, in each case by the Board of Directors of the Company with an individual acceptable to the Required Holders; or

          (m) an Event of Default (as defined in the Working Capital Loan Agreement) shall occur; or

          (n) The Company shall have failed for any reason to issue shares of Common Stock (or additional Notes as provided by the terms of the Warrants) on the exercise of the Warrants; or

          (o) The Company shall have entered into any transaction or taken any action required to be voted upon or approved by Holders of Notes, without permitting such vote or obtaining such approval; or

          (p) A Change of Control shall have occurred with respect to the Company; or

          (q) This Agreement, any Note or any of the Security Documents shall for any reason have ceased to be, or shall have been asserted by the Company or any of its Subsidiaries not to be, a legal, valid and binding obligation of the Company or such Subsidiary enforceable in accordance with its terms, or the security interest or Lien purported to be created by and of the Security Documents shall have for any reason ceased to be, or shall have been asserted by the Company or any of its Subsidiaries not to be, a valid, first priority perfected security interest in any Collateral (except to the extent otherwise permitted under this Agreement or any of the Security Documents or pursuant to the CIT Intercreditor Agreement).

11.     REMEDIES ON DEFAULT, ETC.

11.1    ACCELERATION.

          (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of SECTION 10 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding and any accrued and unpaid interest thereon shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding and any accrued and unpaid interest thereon to be immediately due and payable.

          (c) If any Event of Default described in paragraph (a) or (b) of
SECTION 10 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

          Upon any Notes becoming due and payable under this SECTION 11.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

11.2    ADDITIONAL REMEDIES.

          If an Event of Default resulting from the Company's failure to comply with SECTION 9.14 occurs, from and after the date thereof, the Company shall comply with the covenants contained in SECTION 9.17(b). If, at any time when such Section applies, the Company fails to comply with SECTION 9.17(b), then the Company shall immediately issue and pay to the Collateral Agent, on behalf of the Holders, a penalty fee of $2,000,000 aggregate principal value of Notes, it being understood that such penalty shall be paid by the Company on only one occasion.

11.3    NO ACTION WITHOUT CONSENT.

          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under SECTION 11.1, each Holder of Notes agrees that it will not take any action, nor institute any actions or proceedings, against the Company or any other obligor hereunder or with respect to this Agreement or any Other Agreement, without the prior written consent of the Required Holders or, as may be provided in this Agreement or the Security Documents, with the consent of the Collateral Agent.

11.4    RESCISSION.

          At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of SECTION 11.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the rate set forth in the first paragraph of the Notes, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to SECTION 16, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this SECTION 11.4 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

11.5    NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

          No course of dealing and no delay on the part of any holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under SECTION 14, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this SECTION 11, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

12.     REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES AND WARRANTS.

12.1    REGISTRATION OF NOTES AND WARRANTS.

          The Company shall keep at its principal executive office a register for the registration of and registration of transfers of Notes and Warrants. The name and address of each holder of one or more Notes or Warrants, each transfer thereof and the name and address of each transferee of one or more Notes or Warrants shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note or Warrant shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

12.2    TRANSFER AND EXCHANGE OF NOTES AND WARRANT.

          Upon surrender of any Note or Warrant at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or Warrant or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or Warrant or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes or Warrant (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note or for the number of shares of Common Stock for which the surrendered warrant was exercisable. Each such new Note or Warrant shall be payable to or exercisable by such Person as such holder may request and shall be substantially in the form of EXHIBIT 1,
EXHIBIT 2, and EXHIBIT 3, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Each such new Warrant shall be dated the date of its original issuance. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes or Warrants. Notes shall not be transferred in denominations of less than $100,000, PROVIDED that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note or Warrant registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in SECTION 6.2.

12.3    REPLACEMENT OF NOTES AND WARRANTS.

          Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note or Warrant, and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it of such loss, theft or destruction, or

          (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, (i) a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon or (ii) a new Warrant, dated the date of such lost, stolen, destroyed or mutilated Warrant.

12.4    CANCELLATION.

          The Company shall cancel Notes surrendered to it for transfer, exchange, payment or conversion. The Company may not issue new Notes to replace Notes it has paid or canceled. All canceled Notes shall be held by the Company and may be destroyed.


12.5    DEFAULTED INTEREST.

          If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the persons who are Holders of Notes on each subsequent interest payment date, in each case at the rate provided in the Notes.

13.     PAYMENTS ON NOTES.

13.1    PLACE OF PAYMENT.

          Subject to SECTION 13.2, payments of principal and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, 1211 Avenue of the Americas, in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

13.2    HOME OFFICE PAYMENT.

          So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in SECTION 13.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, if any, and interest by the method and at the address from time to time by you specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to SECTION 13.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to SECTION 12.2.

14.     EXPENSES, INDEMNIFICATION.

14.1    EXPENSES.

                  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by you and the Collateral Agent and your Affiliates, including the reasonable fees, charges and disbursements of counsel, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated; provided that, if the Closing does not occur, the payment required pursuant to this section shall not exceed $200,000, $50,000 of which the Company has already paid to you), and (ii) all reasonable out-of-pocket expenses incurred by the Collateral Agent or any Holder, including its reasonable fees, charges and disbursements of any counsel (including the allocated costs of internal counsel) for the Collateral Agent or any Holder, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Notes, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Notes.

14.2     INDEMNITY.

          The Company shall indemnify the Collateral Agent and each Holder, and each Related Party of any of the foregoing Persons (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expense, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of transactions contemplated hereby, (ii) the Notes, or the use of the proceeds therefrom (iii) the violation of any Environmental Law, any actual presence or release of Hazardous Materials from any property owned or operated by the Company or any of its Subsidiaries in violation of applicable Environmental Laws and resulting in Environmental Liability, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnittee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted form the gross negligence or willful misconduct of such Indemnitee.

14.3    WAIVER.

          To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the transactions contemplated hereby, the Notes or the use of the proceeds thereof.

14.4    SURVIVAL.

          The obligations of the Company under this SECTION 14 will survive the payment or transfer of any Note and the transfer of any Warrant, the enforcement, amendment or waiver of any provision of this Agreement, the Notes and the Warrants, and the termination of this Agreement.

15.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

          All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the Warrants, the purchase or transfer by you of any Note, Warrant or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note or Warrant, regardless of any investigation made at any time by or on behalf of you or any other Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Other Agreements, the Notes and the Warrants embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof. Upon the irrevocable payment in full of the Obligations, this Agreement shall terminate and no longer be in force and effect, provided, that those Sections of this Agreement that specifically state that they survive the termination of this Agreement shall continue in full force and effect.

16.     AMENDMENT AND WAIVER.

16.1    REQUIREMENTS.

          This Agreement and the Other Agreements may be amended, and the observance of any term hereof or, thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders of Notes and Warrants, except that no such amendment or waiver shall be effective with respect to any Note or Warrant without the prior written consent of the Holder thereof if the effect thereof would be to (i) change the stated maturity of the principal of any Note, (ii) reduce the principal amount of any Note, (iii) amend this SECTION 16.1, or (iv) treat any Holder of a Note or Warrant differently from all other Holders of Notes or Warrants, as applicable, as a group.

16.2    SOLICITATION OF HOLDERS OF NOTES AND WARRANTS.

          (a) SOLICITATION. The Company will provide each Holder of the Notes or Warrants (irrespective of the amount of Notes or Warrants then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or Warrants, respectively. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this SECTION 16 to each Holder of outstanding Notes or Warrants promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes or Warrants, respectively.

          (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder of Notes or Warrants as consideration for or as an inducement to the entering into by any Holder of Notes or Warrants or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or, with respect to the Notes, security is concurrently granted, on the same terms, ratably to each Holder of Notes or Warrants then outstanding even if such Holder did not consent to such waiver or amendment.

16.3    BINDING EFFECT, ETC.

          Any amendment or waiver consented to as provided in this SECTION 16 applies equally to all Holders of Notes and Warrants and is binding upon them and upon each future Holder of any Note or Warrant and upon the Company without regard to whether such Note or Warrant has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Holder of any Note or Warrant nor any delay in exercising any rights hereunder or under any Note or Warrant shall operate as a waiver of any rights of any Holder of such Note or Warrant. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

16.4    NOTES HELD BY COMPANY, ETC.

          Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes or aggregate number of Warrant Shares then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any of the Other Agreements, or have directed the taking of any action provided herein or therein to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding or aggregate number of Warrant Share into which outstanding Warrants are exercisable, Notes or Warrants directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

17.     NOTICES.

          All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                        (i)         if to you, to:

                                    Pegasus Partners II, L.P.
                                    99 River Road
                                    Cos Cob, Connecticut  06807
                                    Attention:  David Uri
                                    Facsimile:  (203) 629-0986

                                    with a copy to:

                                    Pegasus Partners II, L.P.
                                    99 River Road
                                    Cos Cob, Connecticut  06807
                                    Attention:  Gregory Gatta
                                    Facsimile:  (203) 629-0986

                                    Sidley Austin Brown & Wood
                                    Bank One Plaza
                                    10 South Dearborn
                                    Chicago, Illinois  60603
                                    Attention:  Carol M. Lind
                                    Facsimile:  (312) 853-7036

                        (ii) if to any other holder of any Note or Warrant, to such holder at such address as such other holder shall have specified to the Company in writing, or

                        (iii)       if to the Company, to:

                                    Cannondale Corporation
                                    16 Trowbridge Drive
                                    Bethel, Connecticut  06801
                                    Attention:  William Luca
                                    Facsimile:  (203) 748-4218
                                    with a copy to:

                                    Kelley Drye & Warren LLP
                                    Two Stamford Plaza
                                    281 Tresser Boulevard
                                    Stamford, Connecticut  06901
                                    Attention:  John Capetta
                                    Facsimile:  (203) 327-2669

18.     REPRODUCTION OF DOCUMENTS.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes and Warrants themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This
SECTION 18 shall not prohibit the Company or any other holder of Notes or Warrants from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

19.     CONFIDENTIAL INFORMATION.

          For the purposes of this SECTION 19, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, PROVIDED that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under
SECTION 8.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, PROVIDED that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes or Warrants), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this SECTION 19, (iii) any other holder of any Note or Warrant, (iv) any Person to which you sell or offer to sell such Note or Warrant or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this SECTION 19), (v) any federal or state regulatory authority having jurisdiction over you, or (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you,
(x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note or a Warrant, by its acceptance of a Note or a Warrant, will be deemed to have agreed to be bound by and to be entitled to the benefits of this SECTION 19 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note or a Warrant of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this SECTION 19.

20.     SUBSTITUTION OF PURCHASER.

          You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes and the Warrants that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in SECTION 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this SECTION 20), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this SECTION 20), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes and the Warrants under this Agreement.

21.     COLLATERAL AGENT

21.1    APPOINTMENT.

          You hereby irrevocably appoint Pegasus Partners II, L.P. to act as your contractual representative (in such capacity, the "COLLATERAL AGENT") under the Guaranties, the Security Agreements and the Pledge Agreement and any other Document pursuant to which Pegasus Partners II, L.P. is designated as acting as collateral agent and in respect of which Pegasus Partners II, L.P. has agreed to act in that capacity (each of the foregoing agreements, a "COLLATERAL AGENT DOCUMENT"). You hereby irrevocably authorize, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Collateral Agent to take such action on its behalf under the provisions of the Collateral Agent Documents and any other instruments and agreements referred to therein and to exercise such powers thereunder as are specifically delegated to or required of it by the terms thereof and such other powers as are reasonably incidental thereto. The Collateral Agent may perform any of its duties under any of the Collateral Agent Documents by or through its agents or employees.

21.2    NATURE OF DUTIES.

          The Collateral Agent shall have no duties or responsibilities except those expressly set forth in the Collateral Agent Documents. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable to any holder of Notes for any action taken or omitted by it under any of the Collateral Agent Documents, or in connection therewith unless caused by its or their gross negligence or willful misconduct. Nothing in the Collateral Agent Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of the Collateral Agent Documents except as expressly set forth therein. The duties of the Collateral Agent under the Collateral Agent Documents shall be mechanical and administrative in nature and the Collateral Agent shall not have by reason of its duties under the Collateral Agent Documents a fiduciary relationship in respect of any holder of Notes.

21.3    LACK OF RELIANCE.

          Independently and without reliance on the Collateral Agent, each holder of Notes to the extent it deems appropriate has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the purchase of its Note and the continuance of the obligations of the Company thereunder and the taking or not taking of any action in connection herewith or therewith, (ii) its own appraisal of the credit worthiness of the Company and its Subsidiaries and (iii) its own independent investigation and appraisal of the collateral identified in any of the Collateral Agent Documents; and the Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any holder of Notes with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter. The Collateral Agent shall not be responsible to any holder of Notes for any recitals, statements, representations or warranties herein or in any certificate or other document delivered in connection herewith or for the authorization, execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, or sufficiency of any of the Collateral Agent Documents, this Agreement or any Other Agreement, the financial condition of the Company and its Subsidiaries or the condition of any of the Collateral identified in any of the Collateral Agent Documents, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any of the Collateral Agent Documents, this Agreement or any Other Agreement, the financial condition of the Company and its Subsidiaries or the existence or possible existence of any Event of Default.

21.4    CERTAIN RIGHTS.

          If the Collateral Agent requests instructions from the holders of Notes with respect to any interpretation, act or action (including failure to act in connection with any Collateral Agent Document) the Collateral Agent shall be entitled to refrain from such act or taking such actions unless and until it shall have received instructions from the Required Holders; and the Collateral Agent shall not incur liability to any Person by so refraining. Without limiting the foregoing, no holder of Notes shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting under any of the Collateral Agent Document in accordance with the instructions of the Required Holders if the Collateral Agent determines in its sole discretion to seek such instructions. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Collateral Agent Document unless, if it requests, it shall first be indemnified to its satisfaction by the holders of Notes against any and all liability and expense which may be incurred by it by reason of taking, continuing to take or not taking any such action.

21.5    RELIANCE.

          The Collateral Agent shall be entitled to rely upon any written notice or any telephone message believed by it to be genuine or correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to the Collateral Agent Documents and its duties thereunder, upon advice of counsel selected by it.

21.6    INDEMNIFICATION.

          TO THE EXTENT THE COLLATERAL AGENT IS NOT REIMBURSED OR INDEMNIFIED BY THE COMPANY, THE HOLDERS OF NOTES WILL REIMBURSE AND/OR INDEMNIFY THE COLLATERAL AGENT, IN PROPORTION TO THE OUTSTANDING PRINCIPAL BALANCES OF THEIR NOTES, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED OR SUSTAINED BY OR ASSERTED AGAINST THE COLLATERAL AGENT, ACTING PURSUANT HERETO OR ANY OF THE OTHER DOCUMENTS IN ITS CAPACITY PROVIDED FOR IN THIS SECTION 21, IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE COLLATERAL AGENT DOCUMENTS, PROVIDED, HOWEVER, THAT NO HOLDER OF NOTES SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE COLLATERAL AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The obligations of the holders of Notes under this
SECTION 21 shall survive the termination of this Agreement and the payment in full of the Notes.

21.7    COLLATERAL AGENT, INDIVIDUALLY.

          With respect to any Note issued to or held by it, the Collateral Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other holder of a Note. The term "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, not exclude the Collateral Agent in its individual capacity as a holder of a Note. The Collateral Agent may accept fees and other consideration from the Company or any of its Subsidiaries for services as Collateral Agent in connection with the Loan Documents and for services otherwise than as the Collateral Agent without having to account for the same to the holder of Notes.

21.8    HOLDERS OF NOTES.

          The Collateral Agent may deem and treat the last Person identified to it as a holder of Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been received by the Collateral Agent, and any request, authority or consent of any such Person, who at the time of making such request or of giving such authority or consent is so deemed by the Collateral Agent to be the payee of any Note, shall be conclusive and binding on any subsequent holder, transferee, assignee or payee of such Note or of any Note or Notes issued in exchange therefor.

21.9    RESIGNATION.

          The Collateral Agent may resign at any time from the performance of all its functions and duties as Collateral Agent by giving 30 days prior written notice to the Company and each holder of a Note. Such resignation shall take effect upon the expiration of such 30 day period or upon the earlier appointment of a successor. In case of the resignation of the Collateral Agent, the Required Holders may appoint a successor by a written instrument signed by the Required Holders. Any successor shall execute and deliver to the Collateral Agent an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the Collateral Agent hereunder and with like effect as if originally named as "Collateral Agent" herein and therein, and upon request (and at the expense of the holders of the Notes), the predecessor Collateral Agent shall take all actions and execute all documents necessary to give effect to the foregoing. In the event the Collateral Agent's resignation becomes effective at a time when no successor has been named, all powers specifically delegated to the Collateral Agent may be exercised by the Required Holders and the Required Holders shall be entitled to all rights of the Collateral Agent hereunder and under the other Collateral Agent Documents.

21.10   REIMBURSEMENT.

          Without limiting the provisions of SECTION 21, the holders of Notes and the Collateral Agent hereby agree that the Collateral Agent shall not be obligated to make available to any Person any sum which the Collateral Agent is expecting to receive for the account of that Person until the Collateral Agent has determined that it has received that sum. The Collateral Agent may, however, disburse funds prior to determining that the sums which the Collateral Agent expects to receive have been finally and unconditionally paid to the Collateral Agent, if the Collateral Agent wishes to do so. If and to the extent that the Collateral Agent does disburse funds and it later becomes apparent that the Collateral Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Collateral Agent made the funds available shall, on demand from the Collateral Agent: (a) refund the Collateral Agent the sum paid to that Person; and (b) reimburse the Collateral Agent for the additional amount certified by the Collateral Agent as being necessary to indemnify the Collateral Agent against any funding or other cost, loss, expense or liability sustained or incurred by the Collateral Agent as a result of paying out the sums before receiving it.

22.     MISCELLANEOUS.

22.1    SUCCESSORS AND ASSIGNS.

          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns (including, without limitation, any subsequent holder of a Note or a Warrant) whether so expressed or not; provided, however, that the Company may not assign or transfer (by operation of law or otherwise) any of its rights or obligations hereunder, or under the Notes, without the prior written consent of the Required Holders.

22.2    PAYMENTS DUE ON NON-BUSINESS DAYS.

          Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3    SEVERABILITY.

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4    CONSTRUCTION.

          (a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

          (b) The priority of the liens and security interests granted hereby and by the Other Agreements, the exercise by the Collateral Agent of any of its rights or remedies hereunder or thereunder, and the covenants of the Company contained herein or therein, to the extent applicable to the Collateral, the Collateral Agent's lien thereon, the perfection and priority of any such lien and the exercise of remedies with respect thereto (in each case whether or not so expressed) are subject in all respects to the CIT Intercreditor Agreement. Any reference to property in the possession or control of the Collateral Agent, or to property in which the Collateral Agent has been or may be granted a security interest to be perfected by possession or control, in each case to secure the Obligations hereunder, will be deemed to refer to, or to be satisfied by, property in the possession and control of CIT, if in fact CIT has possession or control, as the case may be, of such property. To the extent that any provision herein shall conflict with the provisions of the CIT Intercreditor Agreement, so long as the CIT Intercreditor Agreement shall be in effect, the terms of the CIT Intercreditor Agreement shall control.

22.5    COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6    GOVERNING LAW.

          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

          EACH OF THE COMPANY AND THE HOLDERS HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK, NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND CONSENTS TO PERSONAL JURISDICTION, WAIVES ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE CITY OF NEW YORK, STATE OF NEW YORK. Service of process on the Company or any Holder in any action arising out of or relating to this Agreement shall be effective if mailed to such party in accordance with the procedures and requirements set forth in SECTION 17. Nothing herein shall preclude any Holder or the Company from bringing suit or taking other legal action in any other jurisdiction.

22.7    MUTUAL WAIVER OF JURY TRIAL.

          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH OF THE COMPANY AND THE HOLDERS WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.


                                      * * * * *

          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                      Very truly yours,

                                      CANNONDALE CORPORATION


                                       By:  /s/ John P. Moriarty
                                          ____________________________________
                                       Title:  Assistant Treasurer


The foregoing is hereby
agreed to as of the
date thereof.

Pegasus Partners II, L.P.

By:  Pegasus Investors II, L.P.,
         its General Partner

By:  Pegasus Investors II GP, LLC
         its General Partner


By: /s/ David Uri
   __________________________________
Title: Vice President

                                                                 SCHEDULE A
                                                                 ----------


                                  DEFINED TERMS

          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          "ABLECO LENDERS" means the Lenders named in the Financing Agreement dated as of June 27, 2000, among the Company, the Lenders named therein and Ableco Finance LLC, as Agent to the Lenders.

          "ADDITIONAL FEE" means $750,000 aggregate principal amount of Notes, payable on the second anniversary of this Agreement.

          "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "AUTHORIZED OFFICER" shall mean the Chief Executive Officer or Chief Financial Officer of the Company, or any other officer of the Company duly authorized by its Board of Directors to discharge some or all of the responsibilities of the Chief Financial Officer.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

          "CAPITAL EXPENDITURES" means, with respect to any Person for any period, the aggregate expenditures of such Person during such period on account of, property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of such Person, including without limitation the portion of each Capital Lease that is or should be capitalized in accordance with GAAP.

          "CAPITAL LEASE" means any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Company.

                  "CAPITAL STOCK" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          "CHANGE OF CONTROL" means with respect to a specified Person (other than you or one of your Affiliates):

                  (1) the acquisition by any other Person or group of related Persons, including any "person" within the meaning of Section 13(d)(3) or

         14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of such specified Person (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of such specified Person entitled to vote generally in the election of directors (the "Outstanding Voting Securities");

                  (2) the consummation of a reorganization, merger or consolidation of such specified Person or sale or other disposition of all or substantially all of the assets of such specified Person (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50%, respectively, of the outstanding shares of common stock and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns such specified Person or all or substantially all of such specified Person's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; or

                  (3) the consummation of a plan of complete liquidation or dissolution of such specified Person;

          PROVIDED, HOWEVER, that neither the formation by such specified Person of a new holding company, the merger of such specified Person into a wholly owned subsidiary thereof nor any similar transaction shall be deemed to constitute a "Change in Control" of such specified Person.

          "CIT" means The CIT Group/Business Credit, Inc., as Agent under the Working Capital Loan Agreement.

          "CIT INTERCREDITOR AGREEMENT" has the meaning set forth in SECTION
4.9.

          "CLOSING" is defined in SECTION 3.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          "COLLATERAL" has the meaning set forth in the Security Agreement.

          "COLLATERAL AGENT" is defined in SECTION 21.1.

          "COLLATERAL AGENT DOCUMENTS" is defined in SECTION 21.1.

          "COMMON STOCK" is defined in SECTION 1.

          "COMPANY" means Cannondale Corporation, a Delaware corporation.

          "CONFIDENTIAL INFORMATION" is defined in SECTION 19.

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "CONVERTIBLE SECURITIES" is defined in the Warrants.

          "CURRENT WARRANT" is defined in SECTION 1.

          "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

          "EBITDA" means, for any period, Net Income for such period plus, to the extent deducted in determining Net Income for such period and without duplication, Interest Expense, income tax expense, depreciation, amortization and other non-cash charges for such period, including non-cash charges in respect of (w) write offs of fees and expenses incurred in connection with the prepayment of all or any portion of the principal of the Term Loan or the Mezzanine Debt (each as defined in the Working Capital Loan Agreement as amended through December 7, 2001), (x) write offs of deferred taxes, (y) write downs to the lower of cost or market value of the inventory of the Motor Sports Division to the extent required by GAAP and (z) any beneficial conversion premium arising from the difference, if any, between the market price of the Company's common stock and the conversion price of the Company's common stock into which the Pyne Debt or the Montgomery Debt, as the case may be, may be converted (the date on which the Pyne Debt or the Montgomery Debt, as applicable, was initially incurred being the date upon which the amount of such premium shall be calculated, and the date on which such conversion price shall be determined), minus, to the extent included in determining Net Income for such period, without duplication (i) of interest income for such period that has been deferred or has not been paid in cash and (ii) dividends paid in cash to the Company by any Subsidiary during such period, except to the extent such dividends are payable solely from the earnings of operations of such Subsidiary for the twelve month period immediately preceding the date of payment of such dividends, all determined in accordance with GAAP on a consistent basis, but excluding the effect of extraordinary or non-recurring gains or losses for such period.

          "ENVIRONMENTAL INDEMNITY AGREEMENT" is defined in SECTION 4.13.

          "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, damage to natural resources, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon, the Company with respect to any of the foregoing.

          "EQUIPMENT" shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

          "ERISA EVENT" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure of the Company or any of its ERISA Affiliates to make a required installment (as defined in Section 412(n) of the Code) to any Plan by its due date; (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal.

          "EVENT OF DEFAULT" is defined in SECTION 10.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXISTING INTERCREDITOR AGREEMENTS" means the Subordination and Intercreditor Agreement between CIT, Ableco Finance LLC, the Company and the Pennsylvania Industrial Development Authority dated as of June 30, 2000, the Subordination and Intercreditor Agreement between CIT, Ableco Finance LLC, the Company, the Connecticut Development Authority and the State of Connecticut dated as of June 30, 2000 and the Intercreditor Agreement among CIT, the lenders for which it is acting as agent, Ableco Finance LLC, and the lenders for which it is acting as agent dated as of June 30, 2000, as each such agreement shall have been amended, restated, supplemented or otherwise modified from time to time

          "EXISTING MORTGAGE DOCUMENTS" means the Open-End Mortgage and Security Agreement recorded in Bedford County, PA on July 6, 2000 at Book 814, Page 25 and the related Collateral Assignment of Leases and Rents dated June 30, 2000, the Open-End First Mortgage Deed and Security Agreement recorded with the Bethel Town Clerk on July 6, 2000 at Vol. 704, Page 0450 and the related Collateral Assignment of Leases and Rents recorded with the Bethel Town Clerk on July 6, 2000 at Vol. 704, Page 503 and the Fourth Mortgage Deed and Security Agreement recorded with the Bethel Town Clerk on July 6, 2000 at Vol. 704, Page 0516 and the related Collateral Assignment of Leases and Rents recorded with the Bethel Town Clerk on July 6, 2000 at Vol. 704, Page 0571.

          "EXISTING PLEDGE AGREEMENT" means the Stock Pledge Agreement dated June 30, 2000 by the Company in favor of CIT.

          "FISCAL QUARTER" shall mean, with respect to the Company, each three
(3) month period ending on the Saturday closest to September 30, December 31, March 31, and June 30 of each Fiscal Year.

          "FISCAL YEAR" shall mean, with respect to the Company, the period of four consecutive Fiscal Quarters commencing on the Sunday closest to July 1 of each year and ending on the Saturday closest to June 30 of the following year, determined in a manner consistent with the Company's past practices.

          "FIXED CHARGE COVERAGE RATIO" means, for the relevant period, the ratio determined by dividing (a) EBITDA for such period by (b) the sum of (i) Interest Expense paid or due, in cash, during such period plus (ii) the amount of principal of the Notes and of any other Indebtedness (other than the Revolving Loans and Letters of

Credit, as defined in the Working Capital Loan Agreement) repaid or scheduled to be repaid during such period (including the portion of payments made during such period under Capital Leases that are allocable to the repayment of principal), plus (iii) Capital Expenditures made by the Company during such period which were not financed, plus (iv) all dividends and other distributions of a similar nature made in cash by the Company during such period, plus (v) all federal, state and local income tax expenses due and payable by the Company during such period.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

          "GOVERNMENTAL AUTHORITY" means

          (a) the government of

                    (iv) the United States of America or any State or other political subdivision thereof, or

                    (v) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

          "GUARANTOR" means each of the Company's domestic subsidiaries, their successors and assigns, each future direct or indirect domestic Subsidiary of the Company and any other Person that guarantees the Notes and the obligations of the other Guarantors under the Guaranties.

          "HAZARDOUS MATERIAL" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

          "HEDGING OBLIGATIONS" shall mean any obligation or liability arising under or relating to an interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, or any arrangement which is derivative thereof.

          "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to
SECTION 12.1.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and excluding installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all obligations under Capital Leases of such Person attributable to the payment of principal, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "INDEMNITEE" is defined in SECTION 14.2.

          "INSURANCE PROCEEDS" means proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

          "INTELLECTUAL PROPERTY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names and registrations and applications for registrations thereof, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) mask works and registrations and applications of registration thereof, (v) computer software, data, and data bases, (vi) trade secrets (including, without limitation, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), drawings, specifications, designs, plans, proposals and technical data and (viii) copies and tangible embodiments thereof (in whatever form or medium).

          "INTERCREDITOR AGREEMENTS" is defined in SECTION 4.9.

          "INTEREST EXPENSE" means the total interest obligations (paid or accrued) of the Company, determined on a non-consolidated basis in accordance with GAAP.

          "INVENTORY" shall mean all of the Company's present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production - from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

          "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest any vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "MATERIAL" means material in relation to the business, assets, operations, prospects, profitability or condition, financial or otherwise, of the Company or the Company and its Subsidiaries taken as a whole.

          "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, operations, prospects, profitability or condition, financial or otherwise, of the Company or the Company and its Subsidiaries, taken as a whole.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes, and the Warrants or (c) the validity or enforceability of this Agreement, or the Notes and the Warrants.

          "MATERIAL INDEBTEDNESS" shall mean any Indebtedness (other than the Obligations) of any one or more of the Company and its Subsidiaries in a principal amount, as of any date of determination, exceeding $5,000,000.

          "MONTGOMERY DEBT" means the Indebtedness of the Company incurred pursuant to that certain 8% Convertible Subordinated Debenture due June 28, 2005, dated April 27, 2001, in the original principal amount of $2,000,000, issued by the Company and payable to Joseph S. Montgomery.

          "MORTGAGES" is defined in SECTION 4.13.

          "MOTOR SPORTS DIVISION" means the division of the Company pursuant to which the manufacture and distribution of motorcycles, all terrain vehicles and related products, and the rendition of services associated therewith, is conducted.

          "MOTOR SPORTS DIVISION REPORT" means a report concerning certain aspects of the business and operations of the Motor Sports Division, in substantially the form of Exhibit A hereto.

          "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          "NET CASH PROCEEDS" shall mean, with respect to any property, the aggregate amount of all proceeds, payable in cash (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise), arising from the sale, transfer or other disposition of such property, minus the usual and customary out-of-pocket costs and expenses payable by the seller of such property, the principal amount of Indebtedness that is mandatorily payable by such seller upon the disposition of such property (other than Indebtedness incurred under this Agreement), and the amount of taxes paid (or reasonably estimated to be payable) by such seller in connection with such disposition.

          "NET INCOME" means, for any period, the net after tax income (or loss) of the Company for such period, determined on a non-consolidated basis in accordance with GAAP.

          "NET WORTH" means, at any date of determination, an amount equal to
(a) Total Assets of the Company minus (b) Total Liabilities of the Company, and shall be determined on a non-consolidated basis.

          "NOTES" is defined in Section 1.

          "OBLIGATIONS" means all obligations to pay principal and interest under the Notes and any and all indebtedness, liabilities and obligations which may at any time be owing by the Company to you, the Collateral Agent or the Holders arising under or relating to this Agreement, whether now in existence or incurred by the Company from time to time hereafter, whether principal, interest, fees, costs, expenses (including reasonable attorney's fees and disbursements) or otherwise, whether secured by a Lien upon any of the Company's Collateral, assets or property or the assets or property of any other Person; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to you, the Collateral Agent or the Holders for such indebtedness as principal, surety, endorser, guarantor or otherwise.

          "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

          "OTHER AGREEMENTS" means the Notes, the Warrants, the Intercreditor Agreements, the Security Agreement, the Guaranties, the Mortgages and the Pledge Agreement, together with all other agreements, instruments and documents from time to time evidencing or securing the Notes or the transactions contemplated herein or therein, together with all amendments thereto.

          "PATENTS" means all of the Company's present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, and inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the company, and all income, royalties, cash and non-cash proceeds thereof.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

          "PEGASUS PRIORITY COLLATERAL" is defined in the CIT Intercreditor Agreement.

          "PERMITTED ENCUMBRANCES" shall mean: (a) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $500,000 in the aggregate at any one time; (b) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (c) pledges or deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits and deposits securing liability to insurance carriers under insurance or self-insurance arrangements or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations; (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by the Company of its business or property so encumbered and (ii) in the reasonable business judgment of the Collateral Agent do not materially and adversely affect the value of such Real Estate; (e) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP for the payment thereof; (f) liens created in favor of a bank at which a deposit account, other than a Blocked Account (as defined in the Working Capital Loan Agreement), is maintained, including set off rights in favor of such bank; and
(g) the items identified in Schedules A, B and C of each of the Mortgages.

          "PERMITTED INVESTMENTS" means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's; (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

          "PERMITS" is defined in SECTION 5.12.

          "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

          "PIK NOTES" means the Notes issued in payment of interest due on the Notes, as provided in the second paragraph of the Notes.

          "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "PLEDGE AGREEMENT" is defined in SECTION 4.12, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "PLEDGED STOCK" is defined in the Pledge Agreement.

          "PREFERRED STOCK" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

          "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

          "PYNE DEBT" means the Indebtedness of the Company incurred pursuant to that certain 8% Convertible Subordinated Debenture due April 28, 2004, dated April 27, 2001, in the original principal amount of $2,000,000, issued by the Company and payable to James R. Pyne.

          "REAL ESTATE" shall mean the Company's fee and/or leasehold interests in the real property described in the Mortgages.

          "REGISTRATION RIGHTS AGREEMENT" is defined in SECTION 4.18.

          "REQUIRED HOLDERS" means, at any time, (i) with respect to any action to be taken by the holders of Notes, the holders of at least 51% in principal amount of the Notes outstanding and (ii) with respect to any action to be taken by the holders of Warrants, the holder of Warrants exercisable for at least 51% in number of the aggregate number of Warrant Shares for which the Warrants outstanding are exercisable.

          "REQUIRED LENDERS" is defined in the Working Capital Loan Agreement.

          "REQUIREMENTS OF LAW" means, as to any Person, the corporate charter, by-laws or other organizational or governing documents of such Person, any treaty, law, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Government Authority, in each case applicable to or binding upon such Person or any of its property or to which such person or any of its property is subject.

          "RESTRICTED PAYMENT" shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Company or any option, warrant or other right to acquire any such shares of Capital Stock of the Company.

          "RIGHTS AGREEMENT" is defined in SECTION 4.16.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

          "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

          "SECURITY AGREEMENT" is defined in SECTION 4.10, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "SECURITY DOCUMENTS" means the Security Agreement, the Guaranties, the Mortgages, the Pledge Agreement, and each UCC-1 financing statement to be filed with respect to the collateral identified in the Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

          "SOLVENT" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and mature, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "SPRINGING WARRANT" is defined in SECTION 1.

          "STOCK PURCHASE RIGHTS" is defined in the Warrants.

          "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any limited liability Company, partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

          "TAXES" shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

          "TRADE ACCOUNTS RECEIVABLE" shall mean the accounts (as defined in the UCC) of the Company which arise from the sale of Inventory or the rendition of services in the ordinary course of the Company's business.

          "TOTAL ASSETS" means the total assets of the Company determined on a non-consolidated basis in accordance with GAAP.

          "TOTAL LIABILITIES" means the total liabilities of the Company determined on a non-consolidated basis in accordance with GAAP.

          "TRADEMARKS" means all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

          "TRANSACTION FEE" means a fee of $750,000 in cash, payable at closing.

          "WARRANTS" is defined in SECTION 1.

          "WARRANT SHARES" is defined in SECTION 1.

          "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

          "WORKING CAPITAL LOAN AGREEMENT" means the Financing Agreement, dated as of June 27, 2000, by and among CIT, as agent, the Lenders named therein and the Company, as amended by the First Amendment, Consent and Waiver to Financing Agreement dated as of April 30, 2001 and the Second Amendment, Consent and Waiver to Financing Agreement dated as of December 7, 2001, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          "WORKING CAPITAL LOAN OBLIGATIONS" means the Obligations, as defined in the Working Capital Loan Agreement.

                                                                     EXHIBIT 1


                                 [FORM OF NOTE]

                             CANNONDALE CORPORATION

                    Senior Secured Note Due __________, 2007



No. [_____]                                                    July ___, 2002
$ [-----]

          FOR VALUE RECEIVED, the undersigned, CANNONDALE CORPORATION (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [______], or registered assigns, the principal sum of [______] DOLLARS on _________, 2007, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 20% per annum from the date hereof, payable semiannually, on the [___] day of [__________] and [_________] in each year, commencing with the [_________] or [_________] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal and, any overdue payment of interest, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to 22%.

          Payments of principal of and interest at the rate of 7.5% per annum with respect to this Note (9.5% per annum with respect to all overdue payments) are to be made in lawful money of the United States of America at [ ] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below. Payments of interest at the rate of 12.5% per annum will be paid in additional Notes ("PIK Notes") in a principal amount equal to the amount of such interest or, at the Company's option, in cash.

          This Note is one of a series of Senior Secured Notes (herein called the "Notes") issued pursuant to the Note Purchase Agreement, dated as of July __, 2002 (as from time to time amended, the "Note Purchase Agreement"), between the Company and the Purchaser named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in SECTION 19 of the Note Purchase Agreement and (ii) to have made the representations and warranties set forth in SECTIONS 6.1 and 6.2 of the Note Purchase Agreement. This Note is secured pursuant to the Security Documents and guaranteed pursuant to the Guaranties, all as more specifically described in the Note Purchase Agreement, and reference is made thereto for a statement of the terms and provisions thereof.

          This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

          This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

          If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

          This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.


                                                Cannondale Corporation




                                                 By:
                                                    ------------------------
                                                 Title:

                                                              EXHIBIT 4.5(a)


                       FORM OF OPINION OF SPECIAL COUNSEL
                                 TO THE COMPANY

                            Matters To Be Covered In
                    Opinion of Special Counsel to the Company
                    -----------------------------------------

          1. Each of the Company being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and the Warrants and to execute and deliver the documents.

          2. Each of the Company being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

          3. Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

          4. No conflicts with charter documents, laws or other agreements.

          5. All consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.

          6. The Notes, the Warrants and the Warrant Shares not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

          7. No violation of Regulations U, T or X of the Federal Reserve Board.

          8. Company not an "investment company", or a company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.

          9. Attachment and perfection of security interests granted in the Collateral (other than the Real Property).

                                                            EXHIBIT 4.5(b)



Local counsel opinions:

1.  Opinion on the Company's qualification to do business in Pennsylvania

2. Opinions should be given on all loan documents governed by local law stating the following:

          a. Each document is a legal, valid and binding obligation and agreement of the Company, enforceable in accordance with its terms.

          b. The indebtedness evidenced by the Notes is secured by a Mortgage which grants and creates an interest in real property (as the term "real property" is defined in United States Treasury Regulations SECTION 1.860G-2[A][4]) and is in form sufficient under the laws of the State of Pennsylvania to create a lien on the Property for the benefit of the Collateral Agreement and is in recordable form.

          c. The Assignment of Leases is in form sufficient under the laws of the State of Pennsylvania to create a valid assignment of and lien on the Company's interest in the leases and rents thereunder and is in recordable form.

          d. The Financing Statements, when recorded in the State of Pennsylvania, shall perfect a security interest in that part of the Collateral which is personal property.

          e. The loan documents contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Collateral of the benefits of the security including (without limitation) realization by judicial or, if applicable, non-judicial foreclosure, and there is no exemption available to the Company which would interfere with such right of foreclosure.

3.  Usury opinion